Exhibit 4.2
Execution Copy

EASTON-BELL SPORTS, INC.,
THE GUARANTORS PARTIES HERETO
AND
U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE
9.750% Senior Secured Notes due 2016

INDENTURE
Dated as of December 3, 2009

i

EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Exchange Note
EXHIBIT C	Form of Indenture Supplement to Add Guarantors
EXHIBIT D	Form of Note Security Agreement
EXHIBIT E	Form of Mortgage
EXHIBIT F	Form of Intercreditor Agreement

CROSS-REFERENCE TABLE

TIA	Indenture
Section	Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.8; 7.10
(c)	7.10
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	7.6; 11.2
(b)(2)	7.6; 11.2
(c)	7.6; 11.2
(d)	7.6
314(a)	3.11; 3.17, 13.5
(b)	11.2
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(d)	11.2; 11.6	(b)
(e)	13.5
315(a)	7.1
(b)	7.5; 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	13.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	6.5
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1
     N.A. means Not Applicable.
     Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

v

          INDENTURE dated as of December 3, 2009, among EASTON-BELL SPORTS, INC., a Delaware corporation (the “Company”), THE GUARANTORS (as defined herein) parties hereto and U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), as Trustee.
          Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Company’s 9.750% Senior Secured Notes due 2016 issued on the date hereof and the guarantees thereof by the Guarantors parties hereto (the “Initial Notes”), (ii) if and when issued, an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the “Additional Notes”), and (iii) when issued, the Company’s 9.750% Senior Secured Notes due 2016 and the guarantees thereof that will be issued in exchange for Initial Notes or any Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement, as hereinafter defined, (the “Exchange Notes” and together with the Initial Notes and Additional Notes, the “Notes”):
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.1. Definitions.
     “ABL Collateral” means the portion of the Collateral as to which the Notes have a second-priority Lien, including, cash and Cash Equivalents, deposit accounts, inventory, accounts receivable, other personal property relating to such inventory and all proceeds of the foregoing, with the exception of Excluded Property, as more fully described in the Collateral Documents, until clause (C) of the definition of First Priority Collateral is applicable.
     “ABL Credit Facility” means the Credit Agreement, to be dated as of December 3, 2009 among the Company, the subsidiaries that borrow or guarantee obligations under such agreement, the lenders parties thereto and JPMorgan Chase Bank, N.A., as agent (or its successor in such capacity), and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Credit Facility or one or more other credit or other agreements or indentures).
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Additional Assets” means: (i) any property or assets (other than Indebtedness, Capital Stock, working capital or current assets) to be used by the Company or a Restricted Subsidiary in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.
     “Additional Notes” has the meaning set forth in the second introductory paragraph of this Indenture.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
     (1) 1.0% of the principal amount of the Note; or
     (2) the excess of:
     (a) the present value at such redemption date of (i) the redemption price of the Note at December 1, 2012 (such redemption price being set forth in the table appearing in Section 5.7) plus (ii) all required interest payments due on the Note through December 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (b) the principal amount of the Note, if greater.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Asset Disposition” means:
     (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 3.10 and/or the provisions described in Section 4.1 and not by the provisions described in Section 3.5; and
     (2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares).
     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:
     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;
     (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;
     (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
     (4) the sale or lease of inventory, products or accounts receivable in the ordinary course of business;
     (5) the licensing of intellectual property in the ordinary course of business (other than any perpetual licensing);
     (6) any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
     (7) the sale or other disposition of cash or Cash Equivalents;
     (8) a Restricted Payment that does not violate Section 3.3 or a Permitted Investment; and
     (9) an Asset Swap effected in compliance with Section 3.5.
     “Asset Swap” means a concurrent purchase and sale or exchange of assets (other than assets constituting Collateral) used in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 3.5.
     “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

     “Bank Lender” means the lenders or holders of Indebtedness issued under the ABL Credit Facility or any replacement thereof.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 90% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (2) 75% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).
     “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
     “Calculation Date” shall mean the date on which the event for which the calculation of the Consolidated Total Leverage Ratio, the Consolidated Secured Leverage Ratio or the Fixed Charge Coverage Ratio shall occur.

     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Equivalent” means:
     (1) United States dollars;
     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;
     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the ABL Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition;
     (6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

     (7) instruments equivalent to those referred to in clauses (1) to (6) of this definition denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes; and
     (8) for purposes Section 3.5 only, non-cash consideration in the form of seller notes received in connection with any Asset Disposition in an aggregate amount outstanding at any time not to exceed $15.0 million.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision) other than a Principal or a Related Party of a Principal;
     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (3) the consummation of any transaction (including, without limitation, any merger, consolidation or other business combination), the result of which is that any “person” or “group” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner in a single transaction or a series of related transactions, directly or indirectly, of more than 50% of the Voting Stock of the Company or any direct or indirect parent of the Company, measured by voting power rather than number of             shares; or
     (4) after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
     “Change of Control Offer” has the meaning assigned to that term in Section 3.10(a).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Collateral Documents.
     “Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens, and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Dispositions of First Priority Collateral, Recovery Events, foreclosures on or sales of First Priority Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.
     “Collateral Agent” means U.S. Bank National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.
     “Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Disposition, to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (2) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
     (4) depreciation, amortization (including amortization of intangibles and amortization of deferred financing costs (whether or not classified as interest expense, but in each case that has been deducted in computing Consolidated Net Income) but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
     (5) any non-recurring fees, charges or expenses paid in connection with the Transactions within 180 days of the date of this Indenture that were deducted in computing Consolidated Net Income; plus
     (6) any restructuring charges (which, for the avoidance of doubt, shall include costs relating to severance, retention, relocation, contract termination and consolidation of facilities) and other non-recurring charges that were deducted in computing Consolidated Net Income; provided, that the aggregate amount of such fees, charges or other expenses may not exceed (a) $5.0 million in any twelve-month period and (b) $15.0 million in the aggregate; provided, further that the Company may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses permitted to have been utilized but not utilized in any preceding twelve-month period; plus
     (7) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Indenture (whether or not successful), and deducted in computing Consolidated Net Income; plus
     (8) any Management Fees paid or accrued in such period that were deducted in computing Consolidated Net Income to the extent such Management Fees were otherwise permitted under Section 3.3; minus
     (9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of reserves in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP. The calculation of Consolidated Cash Flow shall also exclude non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies and any unrealized net gains and losses resulting from Hedging Obligations (including, without limitation, the application of Statement of Financial Accounting Standard No. 133 and International Accounting Standard No. 39).
     “Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);
     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that Consolidated Net

Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary in respect of such period, to the extent not already included therein;
     (3) the cumulative effect of a change in accounting principles will be excluded;
     (4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;
     (5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Company and its Restricted Subsidiaries will be excluded;
     (6) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141 will be excluded;
     (7) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the date of this Indenture, net of taxes, will be excluded; and
     (8) so long as the specified Person and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes with a parent entity, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by such Person and its Restricted Subsidiaries, including without duplication any such tax payments payable for such period by such Person and its Restricted Subsidiaries to such parent entity under a tax sharing agreement or arrangement, will be excluded.
     “Consolidated Tangible Assets” means with respect to the Company as of any date, the aggregate of the assets of the Company and its Restricted Subsidiaries less goodwill and all assets properly classified as intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in each case, on a consolidated basis, after giving effect to purchase accounting and as of the most recent fiscal quarter ended for which internal financial statements are available.
     “Consolidated Total Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries that are not Guarantors (except Disqualified Stock and Preferred Stock issued to the Company or a Restricted Subsidiary) of such Person and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.
     For purposes of calculating the Consolidated Total Leverage Ratio:
     (1) (A) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, (B) discontinued operations (as determined in accordance with GAAP), and (C) operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of the Company) as if they had occurred on the first day of the four-quarter reference period;
     (2) in the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues, redeems, repays or retires Disqualified Stock or Preferred Stock, in each case, subsequent to the end of the most recent fiscal quarter for which internal financial statements are available but on or prior to or simultaneously with the Calculation Date, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, redemption, repayment or retirement of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of such most recent fiscal quarter;
     (3) the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter reference period; provided, that, if Indebtedness under any revolving credit facility is incurred or repaid outside the ordinary course of business for working capital purposes during or after the four-quarter reference period, such incurrence or repayment will be given pro forma effect to each monthly balance prior to the incurrence or repayment of such Indebtedness;
     (4) the U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar equivalent principal amount of such Indebtedness.
     (5) whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.
     “Consolidated Secured Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a Lien, determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date, calculated in a manner consistent with the calculations of the Consolidated Total Leverage Ratio described above.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
     (1) was a member of such Board of Directors on the date of this Indenture; or
     (2) was nominated for election or elected to such Board of Directors by the Principals or a Related Party of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Debt Facility” or “Debt Facilities” means, with respect to the Company or any Guarantor, one or more debt facilities (including, without limitation, the ABL Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the ABL Credit Facility or any other credit agreement or other agreement or indenture).
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Definitive Notes” means certificated Notes.
     “Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital

Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
     “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means an offering or sale of Equity Interests (other than Disqualified Stock) of the Company or any Parent (whether offered or sold independently or as part of an offering or sale of units).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Exchange Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
     “Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
     “Excluded Property” means the items excluded from the Collateral, including, without limitation:
     (1) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement, as described in more detail below;
     (2) any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Guarantor in excess of 65% of the Capital Stock of such Foreign Subsidiaries;
     (3) any assets of Foreign Subsidiaries, unless any such Foreign Subsidiary is required to become a Guarantor under the Indenture;
     (4) any assets held by any Unrestricted Subsidiaries;

     (5) assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the Indenture, solely to the extent the documentation relating thereto prohibits such assets from being Collateral and no Lien on those assets secures any other Indebtedness of the Company or its Restricted Subsidiaries other than such purchase money obligations or Capitalized Lease Obligations;
     (6) all interests in real property other than fee interests;
     (7) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than the Company and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, pledged stock or pledged note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law;
     (8) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of the Company or any Restricted Subsidiary;
     (9) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments;
     (10) any property that the Collateral Agent shall determine in its sole discretion in which the cost (including adverse tax consequences) of obtaining a security interest would be excessive in relation to the value of the security to be afforded thereby; and
     (11) certain other items agreed by the parties and as more fully set forth in the Collateral Documents.
     In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.
     “Existing Credit Agreement” means that certain credit and guaranty agreement, dated as of March 16, 2006, by and among, inter alia, RBG, the Company and certain of its Restricted Subsidiaries and Wachovia Bank, National Association, as administrative agent and collateral agent.
     “Existing Holdco Credit Facility” means that certain credit agreement, dated as of November 17, 2006, by and among Holdings, the lenders party thereto and Wachovia Investment Holdings, LLC, as administrative agent, as it may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or trustee or one or more other lenders and whether provided under the original credit facility or one or more other credit or other arrangements or indentures, in each case exclusively issued or entered into by one or more parent entities of the Company), as long as any such renewal, extension, refunding, restructuring, replacement or refinancing facility or indenture does not result in the principal amount borrowable thereunder to be in excess of the sum of (x) the then-outstanding principal amount of, and accrued interest on, the Existing Holdco Credit Facility and (y) an amount necessary to pay to unrelated third parties any fees and expenses, including premiums, related to such replacement, refunding or refinancing.
     “Existing Indebtedness” means indebtedness of the Company and its Subsidiaries (other than Indebtedness under the ABL Credit Facility or the Notes) in existence on the date of this Indenture, until such amounts are repaid.
     “Existing Indenture” means that certain indenture, dated as of September 30, 2004, and supplemented by that Supplemental Indenture dated as of April 11, 2005 and as further supplemented by that Supplemental Indenture dated as of March 16, 2005, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).
     “First Priority Collateral” means (A) prior to the termination of the ABL Credit Facility, the portion of the Collateral as to which the Notes have a first-priority Lien, (B) after the termination of the ABL Credit Facility (until any replacement thereof), the assets listed in clause (A) above and the ABL Collateral and (C) exclusively in the event of a refinancing or replacement of the ABL Credit Facility with one or more Debt Facilities that permits sharing on a pro rata basis of a first priority security interest in all the ABL Collateral (other than Foreign Collateral) and the First Priority Collateral with the Obligations under the Notes, the Note

Guarantees and this Indenture, a collective reference to the assets listed in clause (A) and the ABL Collateral (other than Foreign Collateral).
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of the Company) as if they had occurred on the first day of the four-quarter reference period;
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding amortization of deferred financing costs); plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
     “Foreign Collateral” means the assets of our Foreign Subsidiaries securing obligations under the Canadian sub-facility or any other sub-facility for the benefit of a Foreign Subsidiary borrower under the ABL Credit Facility or any other Debt Facility incurred pursuant to clause (1) of the definition of “Permitted Debt”.
     “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the date of this Indenture.
     “Government Securities” means securities that are:
                    (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

                    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
     “Guarantor” means:
     (1) each Domestic Subsidiary of the Company on the date of this Indenture; and
     (2) any other Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
     “Hedging Obligation” means, with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, in each case, designed to manage interest rates or interest rate risk;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
     “Holdings” means EB Sports Corp., a Delaware corporation.
     “Holdco Credit Facilities” means the Existing Holdco Credit Facility and the New Holdco Credit Facility.

     “Holder” means a person in whose name a Note is registered.
     “IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
     “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or
     (6) representing any Hedging Obligations,
     if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
     “Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Company, the Guarantors, the Collateral Agent, on behalf of itself, the Holders, and the administrative agent under the ABL Credit Facility, on behalf of itself and the lenders thereunder, as the same may be amended, supplemented or otherwise modified from time to time.
     “Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 3.3. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 3.3. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Issue Date” means the date on which the Notes are initially issued.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Management Agreement” means, collectively, (i) that certain amended and restated management advisory agreement, dated as of September 30, 2004, and as amended by Amendment No. 1 thereto, dated as of March 16, 2006, by and among Easton-Bell Sports LLC, RBG, the other subsidiaries of RBG party thereto, and Fenway Partners, LLC (formerly Fenway Partners, Inc.). and by Amendment No. 2 thereto, to be entered into prior to the Issue Date by and among Easton-Bell Sports, LLC, RBG, the other subsidiaries of RBG party thereto, and Fenway Partners, LLC and (ii) that certain management advisory agreement, dated as of September 30, 2004, and as amended by Amendment No. 1 thereto, dated as of March 16, 2006, by and among Easton-Bell Sports LLC, RBG, the other subsidiaries of RBG party thereto and Fenway Partners Resources, Inc., and by Amendment No, 2 thereto, to be entered into prior to the Issue Date by and among Easton-Bell Sports LLC, RBG, the other subsidiaries of RBG party thereto and Fenway Partners Resources, Inc. in each case, as in effect on the Issue Date.

     “Management Fees” means fees in respect of any Significant Transaction (as defined in the Management Agreement) and out-of-pocket expenses payable under the Management Agreement (as in effect on the Issue Date) to the Principals provided that the aggregate amount of any fees (exclusive of any expense reimbursement or payments under indemnification obligations) paid in connection with any Significant Transaction (as defined in the Management Agreement) shall not exceed the greater of $1.0 million and 1.5% of the gross transaction value of such Significant Transaction.
     “Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:
     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Disposition; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
     “Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Disposition, taxes paid or payable as a result of the Asset Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     “New Holdco Credit Facilities” means the reference to that certain credit facility dated as of the Issue Date entered into among Holdings, RBG Holdings Corp., the lenders party thereto and Wachovia Investment Holdings, LLC, as administrative agent, as it may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or trustee or one or more other lenders and whether provided under the original credit facility or one or more other credit or other agreements or indentures, in each case exclusively issued or entered into by one or more parent entities of the Company), so long as any such renewal, extension, refunding, restructuring, replacement or refinancing facility or indenture does not result in the principal amount borrowable thereunder to be in excess of the sum of (x) the then-outstanding principal amount of and accrued interest on the New Holdco Credit Facility and (y) an amount necessary to pay to unrelated third parties any fees and expenses, including premiums, related to such renewal, extension, refunding, restructuring, replacement or refinancing.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).
     “Note” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
     “Notes Custodian” means the custodian with respect to the Global Note (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.
     “Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under, the documentation governing any Indebtedness.

     “Offering Memorandum” means the offering memorandum, dated November 20, 2009, relating to the offering by the Company of $350.0 million of the 9.750% Senior Secured Notes due 2016.
     “Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Company.
     “Officers’ Certificate” means a certificate signed by two or more Officers; provided, however, that an Officers’ Certificate given pursuant to this Indenture shall be signed by any one of the principal executive officer, principal financial officer or principal accounting officer of the Company.
     “Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Easton-Bell Sports, LLC, dated as of December 3, 2009, by and among Easton-Bell Sports, LLC and its Members (as defined therein), as in effect on the Issue Date.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.5 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
     “Parent” means any direct or indirect parent company of the Company.
     “Pari Passu Lien Indebtedness” means any Additional Notes and any other Indebtedness that has a stated maturity date that is equal to or longer than the Notes and has a pari passu Lien on the First Priority Collateral with the Notes.
     “Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the date of this Indenture and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of the Company or any of its Restricted Subsidiaries on the date of this Indenture.
     “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), by virtue of the Operating Agreement; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary of the Company;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

     (a) such Person becomes a Restricted Subsidiary of the Company; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5;
     (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (7) Investments represented by Hedging Obligations;
     (8) loans or advances to directors, officers and employees of the Company and its Restricted Subsidiaries (a) made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $500,000 at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $250,000 in any twelve-month period;
     (9) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;
     (10) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (11) guarantees otherwise permitted by the terms of this Indenture;
     (12) Investments existing on the date of this Indenture;
     (13) repurchases of the Notes; and
     (14) other Investments in any Person other than an Affiliate (other than such Persons that are Affiliates of the Company solely by virtue of the Company’s Investments in such Persons) of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $35.0 million and (b) 7.5% of the Consolidated Tangible Assets.
     The amount of Investments outstanding at any time pursuant to clause (14) above shall be reduced by (A) the net reduction after the date of this Indenture in Investments made after the date of this Indenture pursuant such clause relating from dividends, repayments of loans or advances or other transfers of property, net cash proceeds realized on the sale of any such Investments and net cash proceeds representing the return of the capital, in each case to the Company or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment (provided that, in each case, the amount of any such net cash proceeds that are applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(c) or (3)(e), as applicable, of Section 3.3(a)), and (B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the date of this Indenture as an Unrestricted Subsidiary pursuant to clause (14) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that, in each case, the amount applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(d) of Section 3.3(a)); provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by the Company or any Restricted Subsidiary pursuant to clause (14).
     “Permitted Liens” means:
     (1) Liens securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt”; provided, however, that (A) any Liens on the First Priority Collateral granted pursuant to this clause (1) must be junior in priority to the Liens on such Collateral granted in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such junior interest may be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement as in effect from time to time and (B) no other Liens (other than Liens on Foreign Collateral) may be granted pursuant to this clause (1) unless the Notes are secured by a second-priority Lien that is junior in priority to the Liens on such Collateral securing such Indebtedness but senior in priority to any other Liens granted on such Collateral; provided further, that the preceding proviso shall not be given effect in the event the ABL Credit Facility is refinanced or replaced in full with one or more Debt Facilities sharing on a pro rata basis first priority security interest in all the ABL Collateral (other than Foreign Collateral) and First Priority Collateral with the Obligations under the Notes, the Note Guarantees and this Indenture;
     (2) Liens in favor of the Company or the Guarantors;
     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of, and were not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

     (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;
     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;
     (7) Liens existing on the date of this Indenture;
     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (11) Liens securing the Notes and the related Note Guarantees issued on the date of this Indenture (and exchange Notes and exchange Guarantees in respect thereof);
     (12) Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries the proceeds of which are used to acquire Additional Assets, so long as after giving pro forma effect to such acquisition, the Consolidated Secured Leverage Ratio of the Company would be no greater than 3.50 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such incurrence; provided, that (x) subject to clause (y), in the case of Additional Assets described in clause (ii) or (iii) of the definition thereof, a majority of the property and assets of the applicable Restricted Subsidiary (on a book value basis) become First Priority Collateral upon acquisition thereof and (y) no more than $30.0 million of net proceeds from the issuance of Additional Notes in the aggregate may be issued to acquire the Capital Stock of Foreign Subsidiaries (and the First Priority Collateral relating to such acquisition shall be limited to 65% of the Capital Stock of Foreign Subsidiaries owned by the Company or any Guarantor);

     (13) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (14) Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (15) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt,” so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;
     (16) Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted to be incurred under this Indenture;
     (17) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;
     (18) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of the definition of “Permitted Liens”; provided that (A) any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount of the Indebtedness described under such clauses (3), (4), (6) or (7) at the time the original Lien became a Permitted Lien under this Indenture;
     (19) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture (other than Indebtedness secured by Liens described in clauses (1) and (25) of this definition); provided, however, that:
     (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
     (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and
     (20) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness;
     (21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (23) Liens securing reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar reimbursement-type obligations; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed and extinguished within 30 days following such drawing or incurrence;
     (24) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture; and
     (25) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.
     “Permitted Payments to Parent” means, without duplication as to amounts:
     (1) payments to any Parent to permit any Parent to pay reasonable accounting, legal and administrative expenses of any Parent when due, the extent such expenses are attributable to the ownership and operation of the Company and its Subsidiaries; and
     (2) for so long as the Company is a member of a group filing a consolidated, combined or unitary tax return with any Parent, payments to any Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that any Parent actually owes to the appropriate taxing authority; provided, further, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of that Parent’s receipt of such Tax Payments or shall be refunded to the Company; and
     (3) payments to any Parent to permit that Parent to pay the professional fees and expenses of any unsuccessful equity or debt offerings by that Parent or to permit a Parent to pay the professional fees and expenses associated with the restructuring of its equity ownership or employee based equity incentive or equity compensation programs.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or a Note Guarantee, as applicable, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “Principals” means Fenway Partners, LLC, Ontario Teachers’ Pension Plan Board and their respective affiliated investment partnerships.

     “QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
     “RBG” means RBG Holdings Corp., a Delaware corporation.
     “Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.
     “Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.
     “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, among the Company, the Guarantors and the Initial Purchasers (as defined therein), to be dated the Issue Date, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
     “Regulation S” means Regulation S under the Securities Act.
     “Related Party” means:
     (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or
     (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).
     “Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) or (d)(2), as applicable, and, in the case of the Temporary Regulation S Global Note, the additional legend set forth in Section 2.1(d)(2).
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “Rule 144A” means Rule 144A under the Securities Act.
     “S&P” means Standard & Poor’s Ratings Group.
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Senior Debt” means:
     (1) all Indebtedness of the Company or any Guarantor outstanding under the ABL Credit Facility (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the date of this indenture or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
     (2) all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any Affiliate of such Bank Lender (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;
     (3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any Note Guarantee; and
     (4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).
     Notwithstanding anything to the contrary, Senior Debt will not include:
     (i) any liability for federal, state, local or other taxes owed or owing by the Company;
     (ii) any obligation of a third party to the Company or any of its Subsidiaries;
     (iii) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;
     (iv) any trade payables;
     (v) any management fees or other fees paid or payable to Principals or any of their respective Affiliates;
     (vi) the portion of any Indebtedness that is incurred in violation of this Indenture;

     (vii) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code; or
     (viii) any Indebtedness or other Obligation of a Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.
     “Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Company.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Special Interest” means all special interest then owing pursuant to the Registration Rights Agreement.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date of this Indenture.
     “Transactions” means the issuance of the Notes, the incurrence by the Company and certain of its Restricted Subsidiaries on the Issue Date of Indebtedness under the ABL Credit Facility, the payment in full of all obligations of RBG Holdings Corp., the Company and its Restricted Subsidiaries under the Existing Credit Agreement and the Existing Indenture, the

issuance by Holdings of additional Equity Interests and the use of the proceeds of such issuance to repay Indebtedness of Holdings under the Existing Holdco Credit Facility, the amendment of the Existing Holdco Credit Agreement and the exchange of certain Indebtedness of Holdings under the Existing Holdco Credit Agreement for new Indebtedness incurred under the Holdco Credit Facility dated as of the Issue Date.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2012; provided, however, that if the period from the redemption date to December 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
     “Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted by Section 3.8, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
          SECTION 1.2. Other Definitions.

	Defined in
Term	Section
“Additional Restricted Notes”	2.1	(b)
“Affiliate Transaction”	3.8	(a)
“Agent Members”	2.1(e)(iii)
“Asset Disposition Offer Amount”	3.5	(c)
“Asset Disposition Offer Period”	3.5	(c)
“Asset Disposition Offer”	3.5	(b)
“Asset Disposition Purchase Date”	3.5	(c)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6	(e)
“Automatic Exchange Date”	2.6	(e)
“Automatic Exchange Notice”	2.6	(e)
“Automatic Exchange Notice Date”	2.6	(e)
“Change of Control Payment”	3.10	(a)
“Change of Control Payment Date”	3.10	(a)
“Clearstream”	2.1	(b)

	Defined in
Term	Section
“Collateral Disposition Offer”	3.5	(a)
“Company Order”	2.2
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.14
“Euroclear”	2.1	(b)
“Event of Default”	6.1
“Excess Collateral Proceeds”	3.5	(a)
“Excess Proceeds”	3.5	(b)
“Exchange Global Note”	2.1	(b)
“Global Notes”	2.1	(b)
“Guaranteed Obligations”	10.1
“incur”	3.2	(a)
“Institutional Accredited Investor Global Notes”	2.1	(b)
“Institutional Accredited Investor Note”	2.1	(b)
“Legal Defeasance”	8.2
“Legal Holiday”	13.8
“Notes Register”	2.3
“Pari Passu Indebtedness”	3.5
“Paying Agent”	2.3
“Payment Default”	6.1	(5)
“Permanent Regulation S Global Note”	2.1	(b)
“Permitted Debt”	3.2	(b)
“Premises”	11.5

	Defined in
Term	Section
“protected purchaser”	2.10
“Registrar”	2.3
“Regulation S Global Note”	2.1	(b)
“Regulation S Notes”	2.1	(b)
“Resale Restriction Termination Date”	2.6	(b)
“Restricted Global Note”	2.6	(e)
“Restricted Payment”	3.3	(a)
“Restricted Period”	2.1	(b)
“Rule 144A Global Note”	2.1	(b)
“Rule 144A Notes”	2.1	(b)
“Special Interest Payment Date”	2.14	(a)
“Special Record Date”	2.14	(a)
“Successor Company”	4.1	(a)
“Successor Guarantor”	4.1	(b)
“Temporary Regulation S Global Note”	2.1	(b)
“Unrestricted Global Note”	2.6	(e)
          SECTION 1.3. Incorporation by Reference of Trust Indenture Act.  At all times after the effectiveness of a registration statement under the Registration Rights Agreement, this Indenture will be subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture effective upon the effectiveness of any such registration statement. The following TIA terms have the following meanings:
          “Commission” means the SEC.
          “indenture securities” means the Notes.
          “indenture security holder” means a Holder.

          “indenture to be qualified” means this Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the indenture securities means the Company and any other obligor on the indenture securities.
          All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
          SECTION 1.4. Rules of Construction. Unless the context otherwise requires:
          (1)  a term has the meaning assigned to it;
          (2)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
          (3)  “or” is not exclusive;
          (4)  “including” means including without limitation;
          (5)  words in the singular include the plural and words in the plural include the singular;
          (6)  the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
          (7)  the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
          (8)  all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America; and
          (9)  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II
THE NOTES
          SECTION 2.1. Form, Dating and Terms.
          (a)  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $350,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.6 or 9.5, in connection with a Collateral Disposition Offer or Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.10.
          Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless:
          (1)  Immediately after giving effect to such issuance, no Default or Event of Default shall have occurred and be continuing;
          (2)  Prior to and immediately after giving effect to such issuance, the Company is in compliance with the covenants contained in this Indenture;
          (3)  the net cash proceeds from any such issuance of Additional Notes shall be invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided further, that no more than $30.0 million of net cash proceeds from the issuance of Additional Notes in the aggregate may be issued to acquire the Capital Stock of one or more Foreign Subsidiaries (and the First Priority Collateral relating to each such acquisition shall be limited to 65% of the Capital Stock of each of the Foreign Subsidiaries so acquired and owned by the Company or any Guarantor), and
          (4)  pending such investment, any such net cash proceeds in an aggregate amount in excess of $5.0 million shall be deposited into the Collateral Account.
          The Initial Notes shall be known and designated as “9.750% Senior Secured Notes due 2016” of the Company. Any Additional Notes and Exchange Notes shall be known and designated as “9.750% Senior Secured Notes due 2016” of the Company.
          With respect to any Additional Notes, the Company shall set forth in (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:
     (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

     (2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.
          In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
          The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
          The terms of any Additional Notes shall be established by action taken pursuant to Board Resolutions of the Company and a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.
          (b)  The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated November 20, 2009, among the Company, the Guarantors, J.P. Morgan Securities Inc. and the other initial purchasers named therein. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.
          Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

          Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America in reliance on Regulation S (the “Regulation S Notes”) shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Rule 144A Global Note or an Institutional Accredited Investor Global Note in accordance with the transfer and certification requirements described herein.
          Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
          The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
          Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

          Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.
          The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”
          The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Company in the Borough of Manhattan, The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register (as defined in Section 2.3) or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
          The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
          (c)  Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
          (d)  Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement:
          (1) each Rule 144A Global Note and Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A TRANSACTION INVOLVING A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE

REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
BY ITS ACQUISITION AND HOLDING OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY PERSON THAT IS OR WILL BE AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE UNITES STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE UNITES STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON- UNITES STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE OR INVOLVE A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
          (2)  each Regulation S Global Note shall bear the following legend on the face thereof:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A

“QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A TRANSACTION INVOLVING A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION AND HOLDING OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY PERSON THAT IS OR WILL BE AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE UNITES STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE UNITES STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON- UNITES STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE OR INVOLVE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

The Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:
THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.
          (3)  Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
          (4)  Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO:

Easton-Bell Sports, Inc.
7855 Haskell Avenue, Suite 200
Van Nuys, California 91406
Attention: Chief Financial Officer
          (e)  Book-Entry Provisions. (i)  This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.
          (ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
          (iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
          (iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
          (v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
          (vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
          (f)  Definitive Notes. (i)  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 120 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A), (B) or (C) of the second preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.
          (ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iv) or (v) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).
          (iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled certificated Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
          (iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the

Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
          (v) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.
          SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
          A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
          At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $350,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount and (4) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Company signed by one Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.
          The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

          In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
          SECTION 2.3. Registrar and Paying Agent. The Company shall maintain in the Borough of Manhattan, The City of New York, New York an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
          The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any of its wholly owned Restricted Subsidiaries organized in the Unites States may act as Paying Agent, Registrar or transfer agent.
          The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent without prior notice to the Holders of the Notes, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

          SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.
          SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with TIA § 312(a).
          SECTION 2.6. Transfer and Exchange.
          (a)  A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

          (b)  Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes or the relevant beneficial interest therein (or any predecessor thereto) (the “Resale Restriction Termination Date”):
          (i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.
          (ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and
          (iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.
          (c)  Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
          (i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;
          (ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and
          (iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company.
          After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.
          (d)  Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an exchange offer pursuant to the Registration Rights Agreement, in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (iv) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
          (e)  Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) shall be exchanged for beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may pursuant to the Applicable Procedures (i) provide written notice to DTC at least fifteen (15)

calendar days prior to the Automatic Exchange Date, instructing DTC to direct the Notes Custodian to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of the Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) ”CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Company’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date (or such later date as the Trustee may agree), the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Notes Custodian to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Notes Custodian to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
          (f)  Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
          (g)  Obligations with Respect to Transfers and Exchanges of Notes.
          (i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

          (ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 3.10, 5.6 or 9.5).
          (iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
          (iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A and B) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
          (v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).
          (vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
          (h)  No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

          (ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          (i)  Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Company agrees to give notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.
          SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.
[Date]
Easton-Bell Sports, Inc.
c/o U.S. Bank National Association,
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Fast Transfer Unit
Telecopy: (651) 495-8145

Re:	Easton-Bell Sports, Inc. (the “Company”) 9.750% Senior Secured Notes due 2016 (the “Notes”)
Ladies and Gentlemen:
          This letter relates to Notes represented by a temporary global note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of December 3, 2009 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[___] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Company.
          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature
          SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.
[Date]
Easton-Bell Sports, Inc.
c/o U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Fast Transfer Unit
Telecopy: (651) 495-8145
Ladies and Gentlemen:
          This certificate is delivered to request a transfer of $[                    ] principal amount of the 9.750% Senior Secured Notes due 2016 (the “Notes”) of Easton-Bell Sports, Inc. (the “Company”).
          Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

          The undersigned represents and warrants to you that:
          1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
          2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.
          3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY:

          SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]

Easton-Bell Sports, Inc.
c/o U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Fast Transfer Unit
Telecopy: (651) 495-8145

Re:	Easton-Bell Sports, Inc. 9.750% Senior Secured Notes due 2016 (the “Notes”)
Ladies and Gentlemen:
          In connection with our proposed sale of $[                    ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
     (a) the offer of the Notes was not made to a person in the United States;
     (b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
     (c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
     (d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
          In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
          We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.
          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature
          SECTION 2.10. Mutilated, Destroyed, Lost or Stolen Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
          In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.
          Upon the issuance of any new Note under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
          Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
          The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
          SECTION 2.11. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or a Subsidiary of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.
          If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.
          If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.12. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive

Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
          SECTION 2.13. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Company pursuant to written direction by one Officer of the Company. If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
          At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
          SECTION 2.14. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.
          Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:
     (a)  The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 25 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
     (b)  The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
          Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
          SECTION 2.15. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
          SECTION 2.16. CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III
COVENANTS
          SECTION 3.1. Payment of Notes.
          The Company will pay or cause to be paid the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
          The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
          SECTION 3.2. Incurrence of Indebtedness and Issuance of Preferred Stock.
          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.
          (b)  The provisions of Section 3.2(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by the Company and any Restricted Subsidiaries of additional Indebtedness and letters of credit under Debt Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its

Restricted Subsidiaries thereunder) not to exceed the greater of (a) $300.0 million less the aggregate amount of all Net Proceeds of Asset Dispositions applied by the Company or any of its Restricted Subsidiaries since the date of this Indenture to permanently repay any Indebtedness under a Debt Facility (and, in the case of any revolving credit Indebtedness, to effect a corresponding permanent commitment reduction thereunder) and (b) the Borrowing Base; provided that no more than $30.0 million of such Indebtedness may be incurred by Restricted Subsidiaries that are not Guarantors;
     (2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;
     (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under paragraph (a) of this Section 3.2 or clauses (2), (3), (5), (15) or (16) of this Section 3.2(b);
     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:
     (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
     (b) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);
     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;
     (9) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
     (11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
     (12) Indebtedness of the Company’s Foreign Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any time outstanding;
     (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check,

draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;
     (14) the incurrence by the Company or any of the Guarantors of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of any Parent, the Company or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by Section 3.3(b)(5); provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes or the Note Guarantees, as the case may be;
     (15) (x) the incurrence by the Company of Indebtedness or Disqualified Stock, or the incurrence by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock, to finance the acquisition of a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business or (y) the incurrence by the Company or a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of (x) and (y) after giving effect to such acquisition or merger on a pro forma basis (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or (B) the Fixed Charge Coverage Ratio of the Company is (i) greater than 1.75 to 1.00 and (ii) greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition or merger or (C) the Fixed Charge Coverage Ratio of the Company is greater than 1.75 to 1.00 and such Indebtedness is incurred on an unsecured subordinated basis, in each case, the Fixed Charge Coverage Ratio shall be calculated in a manner set forth in Section 3.2(a).
     (16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, the net proceeds of which are used to fund scheduled cash interest payments on, or repay, prepay, repurchase, redeem, defease or retire, any Indebtedness under the Holdco Credit Facilities or to pay to unrelated third parties any fees, expenses or premiums, if any, related thereto; provided, however, that (A) after giving pro forma effect thereto the Consolidated Total Leverage Ratio of the Company would be no greater than 5.00 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such incurrence, (B) any Indebtedness the proceeds of which are used to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the Holdco Credit Facilities is incurred on an unsecured senior or unsecured subordinated basis; provided that the principal amount of such Indebtedness has a Stated Maturity no earlier than 91 days after the final Stated Maturity of the Notes and (C) the amount of Indebtedness incurred pursuant to this clause (16) does not exceed the sum of (x) Indebtedness under the Holdco Credit Facilities outstanding on the Issue Date, (y) the aggregate amount of accrued but unpaid interest thereon and (z) fees, expenses and premiums, if any, relating to such transaction; and

     (17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (which additional Indebtedness may be incurred under the ABL Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $20.0 million.
          (c)  For purposes of determining compliance with this Section 3.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to paragraph (a) of this Section, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 3.2. Notwithstanding the foregoing, Indebtedness under the ABL Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will be deemed to have been incurred on such date under Section 3.2(b)(1) above and may not later be reclassified.
     The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.2; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
     (a) the Fair Market Value of such assets at the date of determination; and
     (b) the amount of the Indebtedness of the other Person.
          The Company will not, and will not permit any Guarantor to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired Debt) that is subordinated or junior in right of payment to any Indebtedness of the Company or any Guarantor, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For the purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
          SECTION 3.3. Restricted Payments.
          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated to the Notes or to any Note Guarantee (excluding (1) any intercompany Indebtedness between or among the Company and any of the Guarantors and (2) any intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries that are not Guarantors not to exceed, individually on in the aggregate, $20.0 million), except a payment of interest or principal at the Stated Maturity thereof; or
     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) hereof; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (12)(solely to the extent deducted in calculating Consolidated Net Income), (14) and (15) of paragraph (b) of this Section), is less than the sum, without duplication, of:
     (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
     (B) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus
     (C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus
     (D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; plus
     (E) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.
(b)  The provisions of Section 3.3(a) hereof will not prohibit:
     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent cash contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 3.3(a)(3)(B) hereof;
     (3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any distribution, loan or advance to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, in each case held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $2.0 million in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) or (b) $10.0 million (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since the date of this Indenture (provided that, in each case, the amount of any such net cash proceeds that are utilized for any such Restricted Payment pursuant to clauses (a) or (b) will be excluded from Section 3.3(a)(3)(B) hereof; provided further that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period; it being understood that the cancellation of Indebtedness owed by management to the Company in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;
     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
     (7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 3.2(a) hereof to the extent such dividends are included in the calculation of Fixed Charges;
     (8) beginning on May 1, 2012, payments to Parent in the amounts required to make regular scheduled cash payments of interest or any mandatory “AHYDO catch-up” (or similar payments specifically to reduce the tax liability of Parent) under any Indebtedness of Parent; provided, however, that any such payments shall only be allowed if after giving effect to such payment, the Fixed Charge Coverage Ratio of the Company (with the amount of any payments pursuant to this clause (8) included in Fixed Charges for the purposes of such calculation) would have been 2.00 to 1.00 or greater determined on a pro forma basis for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such payment; provided further, that the aggregate amount of such payments in any four quarter period shall not exceed $17.5 million;
     (9) Permitted Payments to Parent;
     (10) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees upon an asset sale or Change of Control if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, the Company shall have made the Collateral Disposition Offer, the Asset Disposition Offer or Change of Control Offer, as applicable, with respect to the Notes as required by this Indenture, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Collateral Disposition Offer, Asset Disposition Offer or Change of Control Offer, as applicable;
     (11) the payment of dividends on common stock of the Company or any direct or indirect parent entity following the first bona fide underwritten public offering of common stock of the Company or any direct or indirect parent entity after the date of this Indenture of up to 6% per annum of the net cash proceeds received by the Company from all public offerings; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net cash proceeds received by the Company from all public offerings;
     (12) Management Fees paid pursuant to the Management Agreement in effect on the Issue Date;
     (13) (A) the payment of dividends or making of distributions or advances to Parent to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the New Holdco Credit Facilities, and to pay to unrelated third parties related fees and expenses; provided, however, that (i) after giving pro forma effect thereto the Consolidated Total Leverage Ratio of the Company would be no greater than 5.00 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such payment and (ii) any Indebtedness the proceeds of which are used to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the New Holdco Credit Facilities is incurred on an unsecured senior or unsecured subordinated basis; provided further that the principal amount of such Indebtedness has a Stated Maturity no earlier than 91 days after the final Stated Maturity of the Notes; and (B) pay dividends or make distributions or advances to Parent to repay, prepay, repurchase, redeem, defease or retire Indebtedness, under the Existing Holdco Credit Facility, if any, outstanding on the Issue Date in an aggregate amount not to exceed the sum of (i) $30.0 million and (ii) the accrued or capitalized interest thereon (for the avoidance of doubt, this clause (13)(B) shall not be available for any Restricted Payments made to fund any scheduled payments of interest on the Existing Holdco Credit Facility prior to its refinancing or maturity).
     (14) (A) any payments made in connection with the Transactions that are described in the Offering Memorandum, and (B) any additional payments made in connection with the Transactions not described in clause (A) above in an aggregate amount not to exceed $500,000; and
     (15) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of this Indenture, provided, that in the case of Restricted Payments pursuant to clauses (5), (7), (8), (10), (11), (12), (13), (14) and (15) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 3.3 will be determined by the Board of Directors of the Company, whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.
          SECTION 3.4. Dividend and Other Payment Restrictions Affecting Subsidiaries.
          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

          (b)  The restrictions in Section 3.4(a) will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements governing Existing Indebtedness and Debt Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;
     (2) this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement;
     (3) applicable law, rule, regulation or order;
     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
     (5) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;
     (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 3.4(a)(3) hereof;
     (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens permitted to be incurred under the provisions of Section 3.6 and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors and otherwise permitted under this Indenture, which limitation is applicable only to the assets that are the subject of such agreements; provided that with respect to any joint venture agreement relating to a Restricted Subsidiary, such provisions will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors of the Company);
     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (12) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;
     (13) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;
     (14) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;
     (15) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; provided that such provisions shall not restrict the foreclosure upon and sale of the applicable Collateral by the Collateral Agent or the distribution of the net proceeds of any such sale to the Holders;
     (16) restrictions on the sale or transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets entered into with the approval of Senior Management; provided that such sale or transfer complies with the other provisions of this Indenture;
     (17) restrictions on the ability of any Foreign Subsidiary to make dividends or other distributions resulting from the operation of reasonable financial covenants contained in documentation governing Indebtedness of such Subsidiary permitted to be incurred under this Indenture; provided that such restrictions will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors of the Company); and
     (18) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

          SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:
     (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company’s management, or if such Asset Disposition involves consideration in excess of $10.0 million, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;
     (ii) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the portion of the Net Proceeds from Asset Dispositions relating to the First Priority Collateral in excess of $5.0 million in the aggregate (to the extent not applied or invested as provided below) is deposited directly into the Collateral Account; and
     (iii) the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as the First Priority Collateral to secure the Notes, in the case of an Asset Disposition of the First Priority Collateral, or as ABL Collateral, in the case of an Asset Disposition of ABL Collateral.
     For purposes of clause (ii) of the preceding paragraph, the following shall be deemed to be cash: (a) the repayment or assumption of Indebtedness secured by Liens with a priority to the Liens in favor of the Notes and the Note Guarantees and (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the disposition of Collateral, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents (of the variety described in clauses (1) through (7) of the definition thereof) received in that conversion.
     Any Net Proceeds deposited into the Collateral Account from any Asset Dispositions of First Priority Collateral may be withdrawn to be invested by the Company or a Guarantor in Additional Assets constituting First Priority Collateral (including, without limitation, through capital expenditures in domestic assets constituting First Priority Collateral) within 360 days of the date of such Asset Disposition, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided that Additional Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement unless the relevant Asset Disposition consisted of the sale of the Capital Stock of a Foreign Subsidiary.
     All of the Net Proceeds received from any Recovery Event in respect of First Priority Collateral shall be deposited directly into the Collateral Account and may be withdrawn to be invested by the Company or a Guarantor in Additional Assets constituting First Priority

Collateral (which may include performance of a restoration of the affected Collateral) within 360 days of the date of such Recovery Event, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided that (x) the Company shall not be required to deposit in the Collateral Account the Net Proceeds in an aggregate amount of $5.0 million or less and (y) Additional Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement.
     The Company and the Guarantors shall not reinvest the proceeds of Asset Dispositions of ABL Collateral in the Capital Stock of Foreign Subsidiaries.
     Any Net Proceeds from Asset Dispositions of Collateral or Recovery Events that are not applied or invested as provided in this subsection (a) or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds.” On or before the 361st day after an Asset Disposition or Recovery Event pursuant to this subsection (a), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Collateral Disposition Offer”) to all Holders of Notes and all holders of other Pari Passu Lien Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral to purchase the maximum principal amount of the Notes and such Pari Passu Lien Indebtedness (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture in integral multiples of $1,000; provided that no Notes of $2,000 or less can be repurchased in part; provided, further, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of ABL Collateral, the Company may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest, to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders in accordance with this paragraph. To the extent that the aggregate amount of Notes and other Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds (after giving effect to the prepayment of Indebtedness secured on a first-priority basis in the case of an Asset Disposition of ABL Collateral), the Company may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders and Pari Passu Lien Indebtedness tendered into such Collateral Disposition Offer exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Lien Indebtedness to be purchased shall be selected on a pro rata basis. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.
     (b) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than Asset Dispositions of Collateral which shall be treated in the manner set forth in paragraph (a) above) unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (2) at least 75% of the consideration received in the Asset Disposition by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:
     (a) Cash Equivalents;
     (b) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;
     (c) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Disposition, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents (of the variety described in clauses (1) through (7) of the definition thereof) received in that conversion; and
     (d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 3.5.
     Within 360 days after the receipt of any Net Proceeds from an Asset Disposition subject to this Section 3.5(b), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:
     (1) to repay Senior Debt (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary of the Company (if such Restricted Subsidiary is not a Guarantor);
     (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;
     (3) to make a capital expenditure; or
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
     Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

     Any Net Proceeds from Asset Dispositions that are not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, the Company will make an offer (“Asset Disposition Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.
     (c) The Collateral Disposition Offer or Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer.
     Upon the commencement of a Collateral Disposition Offer or Asset Disposition Offer, as applicable, the Company will send, by first class mail, a notice to the Trustee and each of the Holders of the Notes. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. The notice, which will govern the terms of the Collateral Disposition Offer or Asset Disposition Offer, as applicable, will state:
     (1) that the Collateral Disposition Offer or Asset Disposition Offer is being made pursuant to this Section 3.5 and the length of time the Collateral Disposition Offer or Asset Disposition Offer will remain open;
     (2) the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;

     (3) that any Security not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Collateral Disposition Offer or Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to a Collateral Disposition Offer or Asset Disposition Offer, as applicable, may elect to have Notes purchased in denominations of $2,000 or integral multiples of $1,000 in excess thereof only;
     (6) that Holders electing to have a Note purchased pursuant to any Collateral Disposition Offer or Asset Disposition Offer, as applicable, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer its interest in such Security by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and, if applicable, other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a) and other Pari Passu Indebtedness surrendered by the Holders thereof exceeds the Asset Disposition Offer Amount, the Company will select the Notes and, if applicable, such other Indebtedness and Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Securities and such other Indebtedness and Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
          If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Securities pursuant to the Collateral Disposition Offer or Asset Disposition Offer.
     On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition

Offer Amount of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness or portions of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000; provided that no Notes of $2,000 or less can be repurchased in part. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of such other Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, such other Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Collateral Disposition Offer or Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.
     (d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Collateral Disposition Offer or an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such compliance.
     (e) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:
     (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and
          (3) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $15.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.
          SECTION 3.6. Limitation on Liens.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables, in each case, including any guarantee of such Restricted Subsidiary, upon any property or assets of the Company or such Restricted Subsidiary, now owned or hereafter acquired, or upon any income or profits therefrom, or to assign or convey any right to receive income therefrom.
          SECTION 3.7. Limitation on Sale and Leaseback Transactions.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:
     (1) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test in Section 3.2(a) or (ii) clauses (4) or (17) of Section 3.2(b) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 3.6 hereof;
     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and
     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 3.5 hereof.
          SECTION 3.8. Limitation on Affiliate Transactions.
          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Company delivers to the Trustee:

     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 3.8(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and
     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
          (b)  The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 3.8(a):
     (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions between or among the Company and/or its Restricted Subsidiaries;
     (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;
     (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company and the granting of registration rights in connection therewith;
     (6) Restricted Payments that are permitted under Section 3.3;
     (7) any transaction pursuant to any agreement in existence on the date of this Indenture and described in the Offering Memorandum or any amendment or replacement thereof that, taken in its entirety, is no less favorable to the Company than the agreement as in effect on the date of this Indenture;
     (8) the payment of indemnities provided for by the Company’s charter, by-laws and written agreements and reasonable fees to directors of the Company, any Parent and the Restricted Subsidiaries who are not employees of the Company, any Parent or the Restricted Subsidiaries;

     (9) loans or advances to directors, officers and employees of the Company and its Restricted Subsidiaries (a) made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $500,000 at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $250,000 in any twelve-month period;
     (10) any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by this Indenture; and
          (11) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; provided that as determined in good faith by the Board of Directors or Senior Management of the Company, such transactions are on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.
          SECTION 3.9. [Intentionally Omitted].
          SECTION 3.10. Change of Control.
          (a)  Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”); provided that no Notes of $2,000 or less can be repurchased in part.
     Within 30 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 3.10 and that all Notes tendered will be accepted for payment;
     (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not tendered will continue to accrue interest;

     (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.
     (b)  On the Change of Control Payment Date, the Company will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Notes, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, the Company shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the

Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company will first comply with the requirement described in the preceding sentence before making the Change of Control Offer or to purchase the Notes pursuant to the provisions described herein; provided that such compliance will not extend the time periods set forth in this Indenture for the Company to make an offer to repurchase the Notes in connection with a Change of Control.
          (c)  Notwithstanding anything to the contrary in this Section 3.10, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.10 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 5.3 hereof, unless and until there is a default in payment of the applicable redemption price.
          (d)  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such compliance.
          SECTION 3.11. Reports
          (a)  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Company will post on its website and furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file reports on such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
     Whether or not required by the SEC, upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, if any, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

     The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
          (b)  If the Company has designated any of its Subsidiaries (other than Immaterial Subsidiaries) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 3.11 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
          (c)  In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
          SECTION 3.12. Future Guarantors.
          (a)  The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a Note Guarantee, in the form of a supplemental indenture substantially in the form attached as Exhibit C hereto, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under this Indenture. Notwithstanding the foregoing, in the event (a) a Guarantor is released and discharged in full from all of its obligations under its guarantees of (1) the ABL Credit Facility and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, and (b) such Guarantor has not Incurred any Indebtedness in reliance on its status as a Guarantor under Section 3.2 or such Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 3.2(b), then the Note Guarantee of such Guarantor shall be automatically and unconditionally released or discharged.
          (b)  The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the ABL Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
          (c)  Each Restricted Subsidiary that becomes a Guarantor on or after the date of this Indenture shall also become a party to the Collateral Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected first or second priority security interest, as the case may be, (subject to Permitted Liens) upon all its properties and assets (other than Excluded Property) as security for the Notes or the Note Guarantees and as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such first or second priority security interest, as the case may be, in any such property or asset requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent for the benefit of the Collateral Agent on behalf of the Holders.
          (d)  Notwithstanding anything to the contrary contained herein or in the Collateral Documents, neither the Company nor any subsidiary shall be required to provide any guarantee, pledge or asset support arrangement that, in the reasonable judgment of the Company, would subject the Company to any adverse tax consequence due to the application of Section 956 of the Code.
          SECTION 3.13. Maintenance of Office or Agency.
          The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

          The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3 hereof.
          SECTION 3.14. Corporate Existence.
          Subject to Article IV hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and
     (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries;
          provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that (a) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (b) the loss thereof is not adverse in any material respect to the Holders of the Notes.
          SECTION 3.15. Payment of Taxes.
          The Company will pay, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
          SECTION 3.16. Payments for Consent.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
          SECTION 3.17. Compliance Certificate.
          (a)  The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
          (b)  So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA § 314(a)(4).
          SECTION 3.18. Further Instruments and Acts.
          Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture, including, without limitation, the filing, in a timely manner, of all necessary terminations and releases with respect to any outstanding trademark registrations in favor of parties other than the Collateral Agent, the Bank Agent (as defined in the Intercreditor Agreement) or the Bank Canadian Agent (as defined in the Intercreditor Agreement).
          SECTION 3.19. Business Activities.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
          SECTION 3.20. Designation of Restricted and Unrestricted Subsidiaries.
     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment under Section 3.3 hereof or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 3.3 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an

Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2 hereof, the Company will be in default of such covenant.
          The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
          SECTION 3.21. Stay, Extension and Usury Laws.
          The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
ARTICLE IV
SUCCESSOR COMPANY
          SECTION 4.1. Merger, Consolidation or Sale of Assets.
     (a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor under the Notes);

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (such entity, the “Successor Company”) assumes all the obligations of the Company under the Notes, this Indenture, the Registration Rights Agreement, the Collateral Documents (as applicable) and the Intercreditor Agreement, in each case, pursuant to agreements reasonably satisfactory to the Trustee, and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;
     (3) immediately after such transaction, no Default or Event of Default exists;
     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either
     (A) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) hereof, or
     (B) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;
     (5) each Guarantor (unless the Company is the surviving corporation, or unless such Guarantor is the other party to the transactions above, in which case Section 4.1(a)(7)(B) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and
     (6) the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

     (7) the Collateral transferred to the Successor Company will (A) continue to constitute Collateral under this Indenture and the Collateral Documents, (B) be subject to the Lien in favor of the Trustee for the benefit of the Holders of the Notes, and (C) not be subject to any Lien, other than Liens permitted by the terms of this Indenture; and
     (8) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.
     In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     The foregoing clauses (3) and (4) of this Section 4.1(a) will not apply to:
     (1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits; or
     (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors.
     (b) The Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:
     (1) if such entity remains a Guarantor, (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (B) the Successor Guarantor, if other than such Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Note Guarantee, this Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (C) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (D) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and
     (2) the transaction is made in compliance with Section 3.5 hereof to the extent applicable.
     Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.
     (c) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     (d) The Company and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Note Guarantee.
ARTICLE V
REDEMPTION AND PREPAYMENT; SPRINGING MATURITY
          SECTION 5.1. Notices to Trustee.
          If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
          (1) the clause of this Indenture pursuant to which the redemption shall occur;
          (2) the redemption date;

          (3) the principal amount of Notes to be redeemed; and
          (4) the redemption price.
          Any redemption referenced in such Officers’ Certificate may be cancelled by the Company at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.
          SECTION 5.2. Selection of Notes to Be Redeemed or Purchased.
          If less than all of the Notes are to be redeemed pursuant to Section 5.7 hereof or purchased in an Asset Disposition Offer or a Collateral Disposition Offer pursuant to Section 3.5 hereof or a Change of Control Offer pursuant to Section 3.10 hereof, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, pursuant to the applicable rules of DTC and (b) if the Notes are in definitive form, on a pro rata basis except:
     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if otherwise required by law.
          No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
          The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
          SECTION 5.3. Notice of Redemption.
          At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof.
          The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

     (1) the redemption date;
     (2) the redemption price;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
          At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
          SECTION 5.4. Effect of Notice of Redemption.
          Once notice of redemption is mailed in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
          SECTION 5.5. Deposit of Redemption or Purchase Price.
          Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.
          If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.
          SECTION 5.6. Notes Redeemed or Purchased in Part.
          Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an authentication order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
          SECTION 5.7. Optional Redemption.
     (a) At any time prior to December 1, 2012 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.750% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company (or of any Parent, to the extent such proceeds are contributed to the Company’s common equity capital); provided that:
     (1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.
     (b) At any time prior to December 1, 2012 the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
     (c) In addition, at any time prior to December 1, 2012, during any twelve month period commencing on the Issue Date the Company may redeem up to 10% of aggregate principal amount of the Notes at a redemption price equal to 103% of their principal amount, plus accrued and unpaid interest.
     (d) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to December 1, 2012.

     (e) On or after December 1, 2012 the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	107.313%
2013	104.875%
2014	102.438%
2015 and thereafter	100.000%
     Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (f) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (g) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6 hereof.
          SECTION 5.8. Mandatory Redemption.
          Except as set forth in Section 5.9 hereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
          SECTION 5.9. Springing Maturity.
          The Notes will become due and payable on October 1, 2015 unless on or prior to August 28, 2015, the Indebtedness under the New Holdco Credit Facility has been either (i) repaid and discharged, provided that any Indebtedness incurred in connection with any such repayment and discharge shall comply with clause (ii) of this sentence or (ii) extended, replaced or refinanced with Indebtedness constituting a New Holdco Credit Facility with a Stated Maturity that is at least 91 days after the final Stated Maturity of the Notes.
ARTICLE VI
DEFAULTS AND REMEDIES
          SECTION 6.1. Events of Default.

          Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.5, 3.10 or 4.1 hereof;
     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:
     (a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;
     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amount covered by insurance issued by a national insurance company that has not contested coverage), which judgments are not paid, discharged or stayed for a period of 60 days;
     (7) any (x) Note Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under the Intercreditor Agreement, in each case, of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Note Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture;
     (8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) generally is not paying its debts as they become due;
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
          and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.
          SECTION 6.2. Acceleration. In the case of an Event of Default specified in clauses (8) or (9) of Section 6.1 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.
          If an Event of Default (other than an Event of Default described in clause (8) or (9) of Section 6.1 hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Special Interest), if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.
          SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest (including Special Interest) on the Notes or to enforce the performance of any provision of the Notes, this Indenture, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent provided by law, provided, that once all amounts due to Holders under this Indenture and the Notes, including, without limitation, principal, premium and interest (including Special Interest, if any) shall have been paid, there shall be no duplication of any recovery provided by such remedies.
          SECTION 6.4. Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, (i) waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Special Interest, if any, or interest on, the Notes (including in connection with an offer to purchase) and (ii) rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

          SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.
     The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.
          Subject to the provisions of this Indenture relating to the duties of the Trustee or the Collateral Agent, in case an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee or the Collateral Agent reasonable indemnity or security against any loss, liability or expense.
          SECTION 6.6. Limitation on Suits.
     Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
          (5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
          SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (if any) or interest (including Special

Interest) on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
          SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Special Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
          SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.
          No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
          SECTION 6.10. Priorities. (a)  If the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or the Intercreditor Agreement (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money or proceeds of property in the following order:
     FIRST: to the Trustee for amounts due to it under Section 7.7 and to the Collateral Agent for fees and expenses incurred under the Collateral Documents or the Intercreditor Agreement;
     SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest (including Special Interest), respectively; and

     THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.
          (b)  The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.
          SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
ARTICLE VII
TRUSTEE
          SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to each of them against loss, liability or expense.
          (b)  Except during the continuance of an Event of Default:
     (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof or thereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement,

as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
          (c)  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and
     (4) No provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (d)  Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.
     (e)  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
     (f)  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, the Collateral Documents, the Intercreditor Agreement or by Section 11.8.
     (g)  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
     (h)  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.
     SECTION 7.2. Rights of Trustee. Subject to Section 7.1:
     (a)  The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.
          (b)  Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.
          (c)  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d)  Subject to Section 7.1(c), the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
          (e)  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.
          (f)  The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 13.2, and such notice references the Notes and this Indenture.
          (g)  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
          (h)  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.
          (i)  The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.
          (j)  Whenever in the administration of or in connection with this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, the Issuer is required to provide an Officers’ Certificate, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, as the case may be, request and in the absence of bad faith or willful misconduct on its part, rely upon such Officers’ Certificate.
          (k)  In no event shall the Trustee be responsible or liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (l)  The Trustee may request that the Issuer delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
          (m)  The Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Collateral Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Agreement, any Collateral Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Collateral Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.
          (n)  No provision of this Indenture, the Notes, or the Collateral Documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
          (o)  In the event that the Trustee (in such capacity or in any other capacity hereunder or under any Collateral Document) is unable to decide between alternative courses of action permitted or required by the terms of this Indenture or any Collateral Document, or in the event that the Trustee is unsure as to the application of any provision of this Indenture or any Collateral Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other application provision, or in the event that this Indenture or any Collateral Document permits any determination by or the exercise of discretion on the part of the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instructions received from a majority in aggregate principal amount of the then outstanding Notes, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within 10 days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Holders and the Trustee shall have no liability to any Person for such action or inaction.

          SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
          SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
          SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.
          SECTION 7.6. Reports by Trustee to Holders. Within 60 days after each May 15 beginning May 15, 2010, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA § 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).
          A copy of each report at the time of its mailing to Holders shall be mailed by the Trustee to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).
          SECTION 7.7. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided that neither the Company nor any Guarantor need pay for any such settlement made without its consent (such consent not to be unreasonably withheld, conditioned or delayed); and provided further that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense.
          To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.
          The Company’s payment obligations pursuant to this Section shall survive the discharge of this Indenture. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clause (8) or clause (9) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
          SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:
          (1) the Trustee fails to comply with Section 7.10 hereof;
          (2) the Trustee is adjudged bankrupt or insolvent;
          (3) a receiver or other public officer takes charge of the Trustee or its property; or

          (4) the Trustee otherwise becomes incapable of acting.
          If the Trustee resigns or is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes (the Trustee in such event being referred to herein as the retiring Trustee) and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.
          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.
          SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
          SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.
          SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
          SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.
          The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article VIII.
          SECTION 8.2. Legal Defeasance and Discharge.
          Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.4 hereof;
     (2) the Company’s obligations with respect to such Notes under Article II and Section 3.13 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

     (4) this Article VIII.
          Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.
          SECTION 8.3. Covenant Defeasance.
          Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.10, 3.11, 3.12, 3.15, 3.16, 3.19, 3.20 and Section 4.1(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3) through 6.1(7) and 6.1(10) hereof will not constitute Events of Default.
          SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of an election under Section 8.2 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.3 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Debt Facility or other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
     (7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
          SECTION 8.5. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
          The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
          Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
          SECTION 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Special Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Special Interest, if any, or interest has become due and payable shall be paid to the Company on its request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
          SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Special Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX
AMENDMENTS
     SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, the Trustee and, other than with respect to clause (8) below, the Guarantors may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement without the consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article IV or X hereof;
     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement of any such Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
     (6) to conform the text of this Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees;
     (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;
     (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;
     (9) to add additional Collateral to secure the Notes; or
     (10) to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.6 hereof.
          Subject to Section 9.2, upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
          After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.
          SECTION 9.2. With Consent of Holders.
          Except as provided below in this Section 9.2, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.5 and 3.10 hereof), the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.11 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.2.
          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
          Without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.2 may not (with respect to Notes held by a non-consenting holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described in Section 3.5 and 3.10 and reductions in the required notice period);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in Section 6.4 or 6.7;
     (7) waive a redemption payment with respect to any Note (other than a payment required by Section 3.5 and 3.10);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
     (9) make any change in the preceding amendment and waiver provisions.
          In addition, without the consent of Holders of 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:
     (1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreement; or
     (2) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.
          It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.
          After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

          SECTION 9.3. Compliance with Trust Indenture Act.
          Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
          SECTION 9.4. Revocation and Effect of Consents and Waivers.
          Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons, who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
          SECTION 9.5. Notation on or Exchange of Notes.
          The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an authentication order, authenticate new Notes that reflect the amendment, supplement or waiver.
          Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
          SECTION 9.6. Trustee to Sign Amendments.
          The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.1 and 7.2 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.4 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X
NOTE GUARANTEE
          SECTION 10.1. Note Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Special Interest) on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest (including Special Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).
          Each Note Guarantee will be secured on a first-priority basis by the First Priority Collateral owned by such Guarantor and on a second-priority basis by the ABL Collateral owned by such Guarantor. Such Guarantors will also agree to pay any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.
          Each Guarantor agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
          To the fullest extent permitted by law, each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. To the fullest extent permitted by law, each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.
          Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.
          Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to exercise or enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) any change in the ownership of the Company; (f) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (g) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
          Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XII. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Special Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).
          Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.
          Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Note Guarantee.

          SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.
          (a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
          (b) Upon the sale, exchange, transfer or disposition of such Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary, such Guarantor will be automatically released from all its obligations under this Indenture and its Note Guarantee, the Registration Rights Agreement, the Collateral Documents to which it is a party and the Intercreditor Agreement, such Note Guarantee will terminate and the Liens, if any, on the Collateral pledged by such Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if (x) such sale, exchange, transfer or other disposition is made in compliance with this Indenture, including Section 3.5 and Section 4.1 and (y) all the obligations of such Guarantor under all Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.
          In addition, each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged, and each Subsidiary and its obligations under the Note Guarantee, this Indenture, the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreement will be released and discharged, upon:
          (1) the release or discharge of such Guarantor from its guarantees of Indebtedness of the Company and the Guarantors under the ABL Credit Facility (including by reason of the termination of the ABL Credit Facility) and all other Indebtedness of the Company and its Restricted Subsidiaries, if such Guarantor would not then otherwise be required to guarantee the notes pursuant to this Indenture, except a discharge or release by or as a result of payment under such Guarantee; provided, that if such Person has incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 3.2, such Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 3.2;
          (2) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

          (3) the Company exercising its legal defeasance option or covenant defeasance option as described in Section 8.1 or the Company’s obligations under this Indenture being discharged in accordance with Article XII.
          SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
          SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.
ARTICLE XI
COLLATERAL AND SECURITY
          SECTION 11.1. The Collateral.
          (a) The due and punctual payment of the principal of, premium, if any, and interest (including Special Interest) on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Note Guarantees and the Collateral Documents, shall be secured by (i) first-priority Liens and security interests and (ii) second-priority Liens and security interests, in each case subject to Permitted Liens, as provided in the Collateral Documents which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.
          (b) The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreement.
          (c) Each Holder, by its acceptance of any Notes and the Note Guarantees, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreement in accordance therewith.
          (d) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreement and actions that may be taken thereunder.
          SECTION 11.2. Further Assurances.
          (a) The Company and the Guarantors shall, at their sole expense, do or cause to be done all acts which may be reasonably necessary, if requested by the Collateral Agent, to confirm that the Collateral Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected first or second priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens) to the extent required by this Indenture, the Collateral Documents and the Intercreditor Agreement.
          (b) As necessary, or upon request of the Collateral Agent or the Trustee, the Company and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the Collateral Agent or the Trustee may reasonably request, to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required thereunder.
          (c) The Company shall comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral. The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section

314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.
          SECTION 11.3. After-Acquired Property. Upon the acquisition by the Company or any Guarantor after the date of this Indenture of (1) any after-acquired assets, including, but not limited to, any after-acquired real property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the First Priority Collateral or ABL Collateral, as applicable, or (2) any material Additional Assets out of the net cash proceeds from any issuance of Additional Notes or in compliance with Section 3.5, the Company or such Guarantor shall execute and deliver, (i) with regard to any real property (other than Excluded Property) with a fair market value of $1.0 million or more, the items described in Section 11.5 below within 60 days of the date of acquisition, and (ii) to the extent required by the Collateral Documents, any information, documentation or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.
          SECTION 11.4. Impairment of Security Interest. Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent or the collateral agent under the ABL Credit Facility), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.
          SECTION 11.5. Real Estate Mortgages and Filings. With respect to the properties to be subject to a mortgage lien (including all applicable after-acquired properties) that form a portion of the First Priority Collateral (individually and collectively, the “Premises”):
     (1) the Company or the applicable Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders of the Notes, fully executed counterparts of Mortgages, each dated not later than 30 days of the date of this Indenture or 60 days of the date of acquisition of such property, as the case may be, in accordance with the requirements of this Indenture and/or the Collateral Documents, duly executed by the Company or the applicable Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first priority Lien, subject to Permitted Liens, against the properties purported to be covered thereby. Notwithstanding the foregoing, to the extent that a Mortgage is required to be delivered with respect to any real property located in a jurisdiction that imposes mortgage recording taxes, such Mortgage shall not be required to secure Indebtedness in an amount exceeding 100% of the fair market value of such Mortgaged Property;
     (2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid first priority Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, all such title policies to be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required and shall be accompanied by evidence of the payment in full of all premiums thereon (or that satisfactory arrangements for such payment have been made); and
     (3) the Company shall, or shall cause the Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the date of this Indenture, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date), local counsel opinions, fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the date of this Indenture, such filings, surveys (to the extent existing at the time of the acquisition), fixture filings, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and first priority Lien in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.
          SECTION 11.6. Release of Liens on the Collateral.
     (a) The Liens on the Collateral will be released with respect to the Notes:
     (1) in whole, upon payment in full of the principal of, accrued and unpaid interest (including Special Interest, if any) and premium, if any, on the Notes;
     (2) in whole, upon satisfaction and discharge of this Indenture as set forth in Article XII hereof;

     (3) in whole, upon a legal defeasance as set forth in Section 8.2 hereof;
     (4) in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by Section 3.5 and by the Collateral Documents, to the extent of the interest sold or disposed of, or otherwise not prohibited by this Indenture and the Collateral Documents; (B) that is cash or Net Proceeds withdrawn from the Collateral Account for any one or more purposes permitted by Section 3.5(a) hereof; (C) with respect to ABL Collateral, upon any release, sale or disposition (other than in connection with a cancellation or termination of the ABL Credit Facility) of any ABL Collateral pursuant to the terms of the ABL Credit Facility resulting in the release of the Lien on such Collateral securing the ABL Credit Facility; (D) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes, to file separate financial statements with the SEC (or any other governmental agency); or (E) otherwise in accordance with, and as expressly provided for under, this Indenture or the Intercreditor Agreement;
     (5) that is owned by a Guarantor that is released from its Note Guarantee in accordance with this Indenture; and
     (6) with the consent of Holders of 75% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes), provided, that, in the case of any release in whole pursuant to clauses (1) through (6) above, all amounts owing to the Trustee under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement have been paid.
          (b) To the extent applicable, the Company and each Guarantor will furnish to the Trustee, prior to each proposed release of First Priority Collateral (and, to the extent required by the TIA, prior to the proposed release of any other Collateral) pursuant to the Collateral Documents and this Indenture:
     (1) an Officers’ Certificate requesting such release, including a statement to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with;
     (2) a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee);
     (3) all documents required by TIA §314(d), this Indenture, the Collateral Documents and the Intercreditor Agreement; and
     (4) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d), this Indenture, the Collateral Documents and the Intercreditor Agreement.

          Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantors, as the case may be, the released Collateral.
          (c) For purposes of the TIA, the release of any Collateral from the terms of the Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement or upon the termination of this Indenture.
          SECTION 11.7. Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.
          (a) Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreement and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).
          (b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

          (c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and the relevant Guarantor shall deliver to the Trustee or the Collateral Agent the following:
(i)	a notice from the Company of such Collateral;

(ii)	the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(iii)	an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;

(iv)	an Officers’ Certificate and, in the case of Collateral being added with respect to a new Note Guarantee, an Opinion of Counsel, to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel (if any) shall provide customary opinions as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(v)	such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.
          (d) The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents or the Intercreditor Agreement, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.
          SECTION 11.8. Collateral Accounts.
          (a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement.
          (b) Prior to the Issue Date, the Trustee shall have established the Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Trustee. The Collateral Account shall be a trust account and shall be established and maintained by the Trustee at one of its corporate trust offices (which may include the New York corporate trust office) and all Collateral shall be credited thereto. All cash and Cash Equivalents received by the Trustee from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures of or sales of the Collateral, issuances of Additional Notes and other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, shall be deposited in the Collateral Account to the extent required by this Indenture, the Collateral Documents or the Intercreditor Agreement, and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Indenture (including, without limitation, Section 2.1(a), Section 3.5, Section 6.10 and Section 11.8(a). In connection with any and all deposits to be made into the Collateral Account under this Indenture, the Trustee shall receive an Officers’ Certificate directing the Trustee to make such deposit.
          (c) Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to sell, liquidate or cause the redemption of any such investments and to transmit the proceeds to the Company or its designee, in each case, to the extent permitted under Section 2.1(a) and Section 3.5 hereof, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Trustee shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 11.8(c).
          SECTION 11.9. Negative Pledge.
          The Company and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Company, however, subject to compliance by the Company with Section 3.2, has the ability to issue an unlimited aggregate principal amount of Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral (subject, in each case to the limitations of Section 3.6); provided, however, that (1) the net cash proceeds from any such issuance of Additional Notes shall be invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes and (2) pending such investment, any such net cash proceeds in an aggregate amount in excess of $5.0 million shall be deposited into the Collateral Account; provided, further that if the proceeds of the Additional Notes are invested in Additional Assets described in clause (ii) or (iii) of the definition thereof, at least a majority of the property and assets of the applicable Restricted Subsidiary (on a book value basis) become First Priority Collateral upon acquisition thereof.

ARTICLE XII
SATISFACTION AND DISCHARGE
          SECTION 12.1. Satisfaction and Discharge.
          This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
          (a) either:
     (1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;
          (b) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
          (c) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement; and
          (d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
          In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
          Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a)(2) of this Section 12.1, the provisions of Sections 12.2 and 8.6 hereof will survive. In addition, nothing in this Section 12.1 will be deemed to discharge those provisions of Section 7.7 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
          SECTION 12.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
          If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Company has made any payment of principal of, premium or Special Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE XIII
MISCELLANEOUS
          SECTION 13.1. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.
          SECTION 13.2. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
if to the Company or to any Guarantor:
Easton-Bell Sports, Inc.
7855 Haskell Avenue, Suite 200
Van Nuys, California 91406
Attention: Mark Tripp
Telecopy: (818) 994-1934

with a copy to:
Ropes & Gray LLP
Carl P. Marcellino
1211 Avenue of the Americas
New York, NY 10036
Fax: (212) 841-5725
if to the Trustee, at its corporate trust office, which
corporate trust office for purposes of this Indenture is at
the date hereof located at:
U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292
Attention: Easton-Bell Sports Administrator
Telecopy: (651) 495-8097
          The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.
          Any notice or communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if transmitted by facsimile; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.
          Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.
          Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

          In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.
          SECTION 13.3. Communication by Holders with other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
          SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Collateral Documents or the Intercreditor Agreement (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:
     (1) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the applicable Collateral Documents and the Intercreditor Agreement relating to the proposed action have been complied with; and
     (2) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
          SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
     (1) a statement that the individual making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
          In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.
          SECTION 13.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
          SECTION 13.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
          SECTION 13.8. Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
          SECTION 13.9. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES.
          SECTION 13.10. No Recourse Against Others. An incorporator, director, officer, employee, member, partner or stockholder of the Company or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.
          SECTION 13.11. Successors . All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
          SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
          In case any provision in this Indenture or in the Notes or the Note Guarantees is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
          SECTION 13.13. Qualification of Indenture. The Company has agreed to qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.
          SECTION 13.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          SECTION 13.15. WAIVERS OF JURY TRIAL. THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, ANY COLLATERAL DOCUMENT OR THE INTERCREDITOR AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
          SECTION 13.16. Intercreditor Agreement Controls. Notwithstanding any contrary provision in this Indenture, the Indenture is subject to the provisions of the Intercreditor Agreement. The Company, the Guarantors and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreement.
          SECTION 13.17. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
          SECTION 13.18. Severability. In case any provision in this Indenture or in the Notes or the Note Guarantees is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

EASTON-BELL SPORTS, INC.

By:	/s/ Mark A. Tripp
Name: Mark A. Tripp
Title: Chief Financial Officer

RIDDELL SPORTS GROUP, INC.
RIDDELL, INC.
MACMARK CORPORATION
RIDMARK CORPORATION
ALL AMERICAN SPORTS CORPORATION
EQUILINK LICENSING, LLC
BELL SPORTS CORP.
BELL SPORTS, INC.
BELL CHINA INVESTMENTS, INC.
BELL RACING COMPANY
EASTON SPORTS, INC.
EASTON SPORTS ASIA, INC.
CDT NEVADA, INC.

By:	/s/ Mark A. Tripp
Name: Mark A. Tripp
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

EXHIBIT C
FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS
     This Supplemental Indenture, dated as of [___], 20___(this “Supplemental Indenture” or “Guarantee”), among [name of future Guarantor] (the “Guarantor”), Easton-Bell Sports, Inc. (together with its successors and assigns, the “Company”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
     WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 3, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $350.0 million of 9.750% Senior Secured Notes due 2016 of the Company (the “Notes”);
     WHEREAS, Section 3.12 of the Indenture provides that after the Issue Date the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a secured basis; and
     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
Definitions
     SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Agreement to be Bound; Guarantee
     SECTION 2.1  Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantor hereby becomes a party to the Note Security Agreement as a Grantor (as defined therein) thereunder with the same force and effect as if originally named therein as a Grantor and as such hereby assumes all obligations and liabilities of a Grantor thereunder. The Guarantor agrees to be bound by all of the provisions of the Indenture, the Collateral Documents and the Intercreditor Agreement applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture, the Collateral Documents and the Intercreditor Agreement.
     SECTION 2.2  Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture on a secured basis.
ARTICLE III
Miscellaneous
     SECTION 3.1  Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
     SECTION 3.2  Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
     SECTION 3.3  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 3.4  Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
     SECTION 3.5  Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this

Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
     SECTION 3.6  Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
     SECTION 3.7  Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR],
as a Guarantor

By:
Name:
Title:

[Address]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

EASTON-BELL SPORTS, INC.

By:

Name:
Title:

EXHIBIT D
Form of Note Security Agreement
     THIS U.S. PLEDGE AND SECURITY AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of December 3, 2009 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the ABL Secured Parties referred to therein, U.S. Bank National Association, as collateral agent for the Note Secured Parties referred to therein, and each of the Loan Parties referred to therein.
U.S. PLEDGE AND SECURITY AGREEMENT
     THIS U.S. PLEDGE AND SECURITY AGREEMENT (as it may be amended or modified from time to time, this “Security Agreement”) is entered into as of December 3, 2009 among Easton-Bell Sports, Inc., a Delaware corporation (the “Company”), the other Persons listed on the signature pages hereof (each such Person, including the Company, a “Grantor”, and collectively, the “Grantors”), and U.S. Bank National Association, in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined below).
PRELIMINARY STATEMENT
     Pursuant to the Indenture (the “Indenture”), dated as of December 3, 2009, among the Company, the other Grantors and U.S. Bank National Association, as trustee (the “Trustee”), the Company has issued its 9.750% Senior Secured Notes due 2016 (the “Notes”). Each Grantor is entering into this Security Agreement in order to induce the Holders to purchase the Notes, and to secure the Secured Obligations (including with respect to any guarantee pursuant to Article X of the Indenture).
     ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Terms Defined in Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.
     1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.
     1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and in the Preliminary Statement, the following terms shall have the following meanings:
     “ABL Collateral Agent” means the “ABL Representative”, as such term is defined in the Intercreditor Agreement.
     “ABL Documents” has the meaning set forth in the Intercreditor Agreement.
     “ABL Obligations” has the meaning set forth in the Intercreditor Agreement.
     “ABL Obligations Payment Date” has the meaning set forth in the Intercreditor Agreement.
     “ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

     “Accounts” has the meaning set forth in Article 9 of the UCC.
     “Additional Grantor” has the meaning set forth in Section 8.14.
     “Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
     “Chattel Paper” has the meaning set forth in Article 9 of the UCC.
     “Collateral” has the meaning set forth in Article II.
     “Commercial Tort Claims” shall have the meaning set forth in Article 9 of the UCC.
     “Company Obligations” means any principal, interest, penalties, fees, premiums, indemnifications, reimbursements, damages, guarantees and other liabilities payable under the Notes, the Additional Notes, the Indenture and the Collateral Documents, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, including without limitation interest accruing after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors and whether or not allowed or allowable as a claim in any such proceeding.
     “Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest, now or hereafter acquired, in and to the following: (a) all copyrights, copyright registrations, and copyright applications; (b) all extensions and renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
     “Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds, the Collateral Agent and the ABL Representative with respect to collection and control of all deposits and balances held in a deposit account maintained by any Grantor with such banking institution.
     “Deposit Accounts” has the meaning set forth in Article 9 of the UCC.
     “Documents” has the meaning set forth in Article 9 of the UCC.
     “Equipment” has the meaning set forth in Article 9 of the UCC.
     “Excluded Accounts” means (i) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto and (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero.
     “Excluded Payments” has the meaning set forth in Section 4.6(d)(iii).
     “Excluded Property” means:

     (i) more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary;
     (ii) more than 65% of the issued and outstanding Equity Interests of any Domestic Subsidiary that is treated as a disregarded entity under Section 7701 of the Code, if substantially all of such Domestic Subsidiary’s assets consist of the stock of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code;
     (iii) any Equity Interest of any Subsidiary that is not directly held by a Grantor;
     (iv) any assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the Indenture, to the extent that the terms of the agreements relating to such Lien prohibit the security interest under this Agreement from attaching to such assets and no Lien on those assets secures any Indebtedness of the Company or its Subsidiaries other than such purchase money obligations or Capital Lease Obligations;
     (v) any assets (including Equity Interests) subject to a Lien permitted by clause (3) or (4) of the definition of “Permitted Liens”, solely to the extent that the terms of the agreements relating to such Lien prohibit the security interest under this Agreement from attaching to such assets;
     (vi) any Intellectual Property to the extent that the attachment of the security interest of this Agreement thereto would result in the forfeiture of the Grantors’ rights in such property including, without limitation, any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;
     (vii) any assets to the extent that the grant of a security interest pursuant to this Agreement is prohibited by any requirement of law of a Governmental Authority, or requires a consent not obtained of any Governmental Authority pursuant to such requirement of law, or results in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor in such assets, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than the Company and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law;
     (viii) any interests in real property other than fee interests;
     (ix) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of the Company or any Subsidiary;
     (x) any Excluded Account;

     (xi) any property where a pledge of such property would, in the reasonable judgment of the Company, subject the Company to any adverse tax consequences due to the application of Section 956 of the Code;
     (xii) any property that the Collateral Agent shall determine in its reasonable discretion in which the cost (including adverse tax consequences) of obtaining a security interest would be excessive in relation to the value of the security to be afforded thereby; and
     (xiii) so long as the Intercreditor Agreement is in effect, any property that constitutes ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement but is excluded from the definition of “Collateral” in the credit agreement or other agreement governing the ABL Obligations or any refinancing thereof or in any related collateral documents.
Notwithstanding any of the foregoing, nothing in this definition of “Excluded Property” shall be deemed to limit the obligations of the Grantors to deliver Collateral Access Agreements to the extent required pursuant to Section 4.13 hereof.
     “Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
     “Fixtures” has the meaning set forth in Article 9 of the UCC.
     “General Intangibles” has the meaning set forth in Article 9 of the UCC.
     “Goods” has the meaning set forth in Article 9 of the UCC.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Secured Party as the context may require.
     “Guarantor Obligations” means, collectively, the Guaranteed Obligations, and all other obligations and liabilities of each Guarantor pursuant to the terms of the Collateral Documents, including, for the avoidance of doubt, all fees and disbursements of counsel to the Collateral Agent or any Secured Party that are required to be paid by such Guarantor pursuant to the terms of the Indenture or any Collateral Document..
     “Instruments” has the meaning set forth in Article 9 of the UCC.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, to issued patents, patent applications, trademarks, service marks, trade names, trade dress, internet domain names, copyrights, trade secrets, and know how, and all rights to sue at law or in equity for any infringement thereof, including the right to receive all proceeds and damages therefrom.
     “Inventory” has the meaning set forth in Article 9 of the UCC.
     “Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
     “Issuer” means any issuer of any Investment Property.
     “Joinder” has the meaning set forth in Section 8.14.

     “Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.
     “Licenses” means, with respect to any Person, all of such Person’s right, title, and interest now or hereafter acquired in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors, taken as a whole, to perform their obligations under the Indenture and the Collateral Documents, (c) any Collateral in excess of $5,000,000, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on Collateral in excess of $5,000,000 or the priority of such Liens, or (d) the rights of or benefits available to the Collateral Agent or the Holders thereunder.
     “Note Representative” has the meaning set forth in the Intercreditor Agreement.
     “Patents” means, with respect to any Person, all of such Person’s right, title, and interest, now owned or hereafter acquired, in and to: (a) any and all issued patents and patent applications; (b) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (c) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (d) all rights to sue for past, present, and future infringements thereof; and (e) all rights corresponding to any of the foregoing throughout the world.
     “Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement, but in any event excluding any Excluded Property.
     “Pledged Notes” means all promissory notes listed on Exhibit C and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business), but in any event excluding any Excluded Property.
     “Pledged Stock” means the Equity Interests listed on Exhibit C, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, but in any event excluding any Excluded Property.
     “Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.
     “Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.
     “Secured Obligations” means the Company Obligations and the Guarantor Obligations.

     “Secured Parties” means the Collateral Agent, the Trustee, and the Holders.
     “Security” has the meaning set forth in Article 8 of the UCC.
     “Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.
     “Supporting Obligations” has the meaning set forth in Article 9 of the UCC.
     “Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest, now owned or hereafter acquired, in and to the following: (a) all trademarks, service marks, trade names, trade dress, and internet domain names, and the registrations and applications for registration thereof, all common-law rights related thereto, and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s or any other Secured Party’s Lien on any Collateral.
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time.
     “USPTO” means the United States Patent & Trademark Office.
     1.4 Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section and Exhibit references are to this Security Agreement unless otherwise specified.
     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
     1.5 Exhibit Updates. The Grantors shall update the Exhibits hereto from time to time to reflect changes to the information contained therein by notifying the Collateral Agent in writing and delivering such updated Exhibits to the Collateral Agent as required pursuant to Section 4.15.
ARTICLE II
GRANT OF SECURITY INTEREST
     Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by, or hereafter acquired by such Grantor (including under any trade name or derivations thereof), regardless of where located (all of which will be collectively referred to as the “Collateral”), including:
(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Copyrights, Patents, Trademarks, Licenses and other Intellectual Property;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)	all Deposit Accounts with any bank or other financial institution (including all cash and other items deposited therein or credited thereto);

(xv)	all Pledged Collateral

(xvi)	all Commercial Tort Claims listed on Exhibit H;

(xvii)	all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xviii)	all other property not otherwise described above;
to secure the prompt and complete payment and performance of the Secured Obligations; provided, that notwithstanding anything to the contrary in this Agreement or the Indenture, no Excluded Property or 3-16 Excluded Property (as defined below) shall constitute Collateral under the Agreement or the Indenture.
In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the security interest granted by this Agreement in the Capital Stock of such Subsidiary (the “3-16 Excluded Property”) shall automatically be deemed to be released and the 3-16 Excluded Collateral shall automatically be deemed not to be, and not to have been, part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to evidence the release of the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the

Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that:
     3.1. Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to grant a security interest in the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit D (or specified by notice from the Company to the Collateral Agent after the date hereof pursuant to Section 4.15 or 8.14 hereof), the Collateral Agent will have a fully perfected first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in that Collateral of the Grantor in which a security interest may be perfected by making such filings, subject only to Permitted Liens and except as provided under applicable law with respect to the filing of continuation statements.
     3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof, the type of entity of such Grantor, its state of organization, the organizational number issued to it, if any, by its state of organization and its federal employer identification number are set forth on Exhibit A.
     3.3. Principal Location. As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A.
     3.4. [intentionally omitted]
     3.5. Deposit Accounts. As of the date hereof, all of such Grantor’s Deposit Accounts are listed on Exhibit B.
     3.6. Exact Names. As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. As of the date hereof, such Grantor has not, (a) during the past five years (i) other than as set forth in Part VIII of Exhibit A, been known by or used any other corporate or fictitious name, (ii) except as described on Exhibit E, been a party to any merger or consolidation or (iii) except as described in Exhibit E, acquired all of the Equity Interests or all or substantially all of the assets, or a business unit, division, product line or line of business of a Person or (b) during the past twelve months, except as described in Exhibit E, been a party to any acquisition other than those described in clause (a)(iii) of this Section 3.6.
     3.7. Letter-of-Credit Rights and Chattel Paper. As of the date hereof, Exhibit F lists all Letter-of-Credit Rights and Chattel Paper of such Grantor. As of the date hereof, to the extent that (a) the aggregate of the face amounts of the letters of credit underlying such Letter-of-Credit Rights exceeds $5,000,000 or (b) such Chattel Paper evidences an aggregate amount in excess of $5,000,000, all actions by such Grantor necessary to protect and perfect the Collateral Agent’s Lien on each item listed on Exhibit F (including the delivery of originals and the placement of a legend on Chattel Paper in excess of $5,000,000 as required hereunder) have been duly taken. Such Grantor has not pledged, assigned or delivered any letter of credit or Chattel Paper to any third party other than the Collateral Agent or the ABL Collateral Agent (to the extent required by the Intercreditor Agreement).
     3.8. [intentionally omitted]
     3.9. [intentionally omitted]
     3.10. Intellectual Property. Except, in each case, as could not reasonably be expected, either individually, or in the aggregate, to have a Material Adverse Effect:
          (a) Except for dispositions permitted under the Indenture, such Grantor owns or has the right to use all Intellectual Property necessary to its business as currently conducted. A correct and complete list of all U.S. and material foreign registered trademarks, trade names, copyrights, patents, and pending applications thereof, and internet domain names owned by such Grantors on the date hereof is set forth in Exhibit G.
          (b) On the date hereof, the conduct of such Grantor’s business does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) the intellectual property rights of any other Person and to the knowledge of the Grantors, there are no claims asserted by the Grantors in writing (including cease and desist letters) against third parties asserting that the Grantors’ Intellectual Property rights are being Infringed.
          (c) Except as set forth in Exhibit G, on the date hereof, none of the Intellectual Property is the subject of any material licensing or franchising agreement pursuant to which such Grantor is the licensor.
          (d) To the knowledge of such Grantor, no holding, decision or judgment has been rendered by any Governmental Authority on the date hereof which would limit, cancel or challenge the validity, enforceability, ownership or use of, or such Grantor’s rights in, Intellectual Property, and such Grantor knows of no valid basis for same.
          (e) To the knowledge of such Grantor, no action or proceeding is pending, or threatened or imminent, on the date hereof (i) seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein, or (ii) which, if adversely determined, would materially affect the value of any Intellectual Property to such Grantor.
          (f) This Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit D (or specified by notice from the Company to the Collateral Agent after the date hereof pursuant to Section 4.15 or 8.14 hereof) and, in respect of registered and applied for Intellectual Property, a short form of this Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, fully perfected first priority security interests (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in favor of the Collateral Agent on such Grantor’s Intellectual Property, to the extent such security interests may be perfected by filing, recording or registration in the United States (or any political subdivisions thereof) and its territories and possessions, except in the case of Permitted Liens or Liens or minor defects in title that are not reasonably expected to present a continuing, material encumbrance on the Collateral, and such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law); and upon such filings (and such additional filings as are necessary to perfect the security interests granted with respect to any Intellectual Property acquired or developed by such Grantor after the date hereof and such continuation statements as are required under applicable law), all action necessary to protect and perfect the Collateral Agent’s Lien on such Grantor’s Intellectual Property arising under the laws of the United States will have been duly taken.

     3.11. Fixtures. As of the date hereof, the county and street address of each property on which any Fixtures are located is set forth in Exhibit I together with the name and address of the record owner or lessor, as applicable, of each such property.
     3.12. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Collateral Agent on behalf of the Secured Parties as the secured party, (b) as permitted by Section 4.1(e) or (c) filings with the United States Patent and Trademark Office or the United States Copyright Office describing Liens that are not reasonably expected to present a continuing, material encumbrance on the Collateral.
     3.13. Pledged Collateral.
          (a) As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, Exhibit C sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor. As of the date hereof, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit C as being owned by it, free and clear of any Liens, except for Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued and is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Collateral Agent representing an Equity Interest in a limited partnership or limited liability company, either such certificates represent Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates do not represent Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible (iii) all such Pledged Collateral that is held by a securities intermediary, to the extent required by the Indenture, is covered by a control agreement among such Grantor, the securities intermediary and the Collateral Agent pursuant to which the Collateral Agent has Control and (iv) as of the date hereof and to the knowledge of such Grantor, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness and is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.
          (b) In addition, (i) none of the Pledged Collateral owned by it has been issued or transferred by an Affiliate of such Grantor in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) other than in connection with a disposition permitted pursuant to the Indenture, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Stock or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice to or filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement, or for the exercise by the Collateral Agent of the voting or other rights with respect to such Pledged Collateral provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally or as may be required with respect to the pledge of Equity Interests of issuers organized under the laws of a jurisdiction outside the United States and Canada.
          (c) As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, except as set forth in Exhibit C, such Grantor owns 100% of the issued and outstanding Equity Interests of each issuer of Pledged Stock owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor (except for Indebtedness owed by any other Grantor or its Subsidiaries where subordination is required pursuant to the terms of the Indenture) is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV
COVENANTS
     From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, each Grantor agrees that:
     4.1. General.
          (a) [intentionally omitted]
          (b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Collateral Agent to file, and if requested will make such filings and will deliver to the Collateral Agent all financing statements and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a first priority perfected security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto), subject to Permitted Liens, in any Collateral owned by such Grantor with respect to which a security interest can be perfected by the filing of appropriate financing statements in the United States or, with respect to such Grantor’s Intellectual Property, in the United States or Canada. Any financing statement filed by the Grantors or the Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number, if necessary, issued to such Grantor. Such Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. Such Grantor also ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          (c) Further Assurances. Such Grantor agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien other than Permitted Liens and other than, in each case, with respect to any Collateral that is deemed immaterial by such Grantor in its reasonable business judgment.
          (d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions permitted pursuant to the Indenture.
          (e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) other Permitted Liens.
          (f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except in respect of Permitted Liens. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (g) Compliance with Terms. Such Grantor will perform and comply with all material obligations in respect of the Collateral owned by it and all material agreements to which it is a party or by which it is bound relating to such Collateral other than with respect to any Collateral that is deemed immaterial by such Grantor in its reasonable business judgment.
     4.2. Electronic Chattel Paper. Such Grantor shall take all steps reasonably necessary to grant the Collateral Agent Control of all electronic chattel paper to the extent the aggregate value of such electronic chattel paper exceeds $5,000,000, in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
     4.3. [intentionally omitted]
     4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the Intercreditor Agreement, such Grantor will (a) deliver to the Collateral Agent promptly upon execution of this Security Agreement originals of any Chattel Paper, and Instruments constituting Collateral owned by it to the extent its aggregate value exceeds $5,000,000 and certificated Securities constituting Pledged Collateral owned by it (in each case, if any then exist), (b) hold in trust for the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any such Chattel Paper, Instruments and Securities constituting Collateral (subject, in the case of Chattel Paper and Instruments, to the threshold specified in clause (a)), (c) upon the Collateral Agent’s request, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and promptly deliver to the Collateral Agent) any Documents evidencing Collateral to the extent the aggregate value exceeds $5,000,000.
     4.5. Uncertificated Pledged Collateral. (a) Such Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any commercially reasonable actions necessary to cause the issuers of uncertificated securities which are Pledged Collateral to cause the Collateral Agent to have and retain Control over such Pledged Collateral.
          (b) Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership that is a Domestic Subsidiary pledged hereunder that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and, unless otherwise approved by the Collateral Agent, shall at all times hereafter be represented by a certificate, which shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of such jurisdiction.
          (c) Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership that is a Domestic Subsidiary pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and (ii) the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest (except that the Grantors may elect to so treat any such interest as a “security” and issue any certificate representing such interest if simultaneously therewith the applicable Grantor delivers such certificate to the Collateral Agent).
          (d) In the event the interests in any limited liability company or limited partnership not represented by a certificate are pledged by a Grantor hereunder after the date hereof such Grantor shall concurrently therewith provide the Collateral Agent with the information required by the applicable jurisdiction for the filing of a financing statement (or an amendment to a financing statement) with respect to the uncertificated interests so pledged.
     4.6. Pledged Collateral.
          (a) Changes in Capital Structure of Issuers. Such Grantor will not (i) except as permitted under the Indenture, permit or suffer any issuer of an Equity Interest constituting Pledged Collateral owned by it to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Permitted Liens and sales of assets permitted pursuant to Section 4.1(d)) or merge or consolidate with any other entity, or (ii) vote any such Pledged Collateral in favor of any of the foregoing.
          (b) Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Collateral Agent.
          (c) Exercise of Rights in Pledged Collateral.
          (i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Indenture or any other Collateral Document; provided, however, that no vote or other right shall be exercised or action taken which would have the direct effect of materially impairing the rights of the Collateral Agent in respect of such Pledged Collateral.
          (ii) Such Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, upon 10 days’ prior notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.
          (iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Indenture other than dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral (collectively referred to as the “Excluded Payments”); provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement;
          (iv) All Excluded Payments and all other distributions in respect of any of the Pledged Collateral owned by such Grantor, whenever paid or made, shall be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor, and be promptly delivered to the Collateral Agent as Pledged Collateral, in the same form as so received (with any necessary endorsement).
          (v) Such Grantor hereby authorizes and instructs each issuer of any Investment Property pledged by such Grantor hereunder to, and each Grantor that is an issuer of Investment Property pledged by another Grantor agrees and consents to, (i) comply with any instruction received by it from the Collateral Agent in writing (and any other issuer from time to time hereby agrees to comply with such instruction) that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Security Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.
     4.7. Intellectual Property.
          (a) Such Grantor will use its commercially reasonable efforts to secure all consents and approvals reasonably necessary or appropriate for the assignment to or benefit of the Collateral Agent of any Intellectual Property held by such Grantor that is material to the conduct of such Grantor’s business and to enforce the security interests granted hereunder.

          (b) Such Grantor will (i) use commercially reasonable efforts to continue to use each Trademark that is material to the conduct of such Grantor’s business in order to maintain such Trademark free from any claim of abandonment for non-use, (ii) use commercially reasonable efforts to maintain as in the past the quality of all products and services offered under such Trademark, (iii) use such Trademark with all appropriate notices of registration and other legends to the extent necessary and sufficient to establish and preserve its rights under applicable laws in all material respects, and (iv) not (and use its commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such Trademark could reasonably be expected to become invalidated.
          (c) Such Grantor will not do any act, or knowingly omit to do any act, whereby any Patent material to the conduct of such Grantor’s business may become forfeited or abandoned.
          (d) Such Grantor will not (and will use its commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights material to the conduct of such Grantor’s business may become invalidated (either itself or through licensees). Such Grantor will, for each work covered by a material copyright, use copyright notices (i) as required under applicable copyright laws or (ii) if not required under applicable copyrights laws, use commercially reasonable efforts to place copyright notices in each work covered by a material copyright.
          (e) Such Grantor (either itself or through licensees) will not knowingly do any act that uses any Intellectual Property to Infringe the intellectual property rights of any other Person.
          (f) Such Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any application or registration relating to any Intellectual Property (now or hereafter existing) material to the conduct of such Grantor’s business may become forfeited or abandoned, or of any adverse determination regarding such Grantor’s rights in, or the validity, enforceability, ownership or continued use of such Intellectual Property.
          (g) Such Grantor shall execute and deliver any and all security agreements as the Collateral Agent may reasonably request to evidence the Collateral Agent’s first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto), subject to Liens permitted under Section 4.1(e), on future Patent, Trademark, Copyright, Licenses or other Intellectual Property, and the General Intangibles of such Grantor relating thereto or represented thereby; provided, that such Grantor shall not be required to take any actions to perfect the Collateral Agent’s security interest in any Intellectual Property located outside the United States or Canada.
          (h) Such Grantor shall take all actions reasonably necessary or requested by the Collateral Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing) material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.
          (i) Such Grantor shall, unless it shall determine in its reasonable business judgment that such Patent, Trademark or Copyright is not material to the conduct of its business or operations promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Collateral Agent shall reasonably deem appropriate under the circumstances to protect such Patent, Trademark or Copyright. In the event that such Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 4.8.
          (j) Nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Collateral consisting of a Patent, Trademark or Copyright, if (x) such Grantor so determines in its good business judgment and (y) it is not prohibited by the Indenture.

     4.8 Commercial Tort Claims. Such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, deliver to the Collateral Agent an updated Exhibit H hereto reflecting any Commercial Tort Claim (as defined in the UCC) acquired by it and in an amount reasonably estimated by such Grantor to exceed $5,000,000.
     4.9. Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit, the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favor of any Grantor in which the Collateral Agent does not have a perfected security interest exceeds $5,000,000 in the aggregate, such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, notify the Collateral Agent thereof and use commercially reasonable efforts to cause the issuer and/or confirmation bank to consent to the assignment of any Letter-of-Credit Rights in excess of $5,000,000 to the Collateral Agent.
     4.10. Federal, State or Municipal Claims. Such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, respectively, notify the Collateral Agent of any Collateral constituting a claim against the United States government or any state or local government or any instrumentality or agency thereof the aggregate value of which, together with all other claims against the United States government or any state or local government or any instrumentality or agency thereof exceeds $5,000,000, and the assignment of which claim is restricted by federal, state or municipal law.
     4.11. [Intentionally Omitted.]
     4.12. [Intentionally Omitted.]
     4.13. Collateral Access Agreements. Within 90 days following the date hereof (or such later date as the ABL Collateral Agent shall agree) each applicable Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased or sub-leased property, or bailee or consignee with respect to any warehouse, processor or converter facility or other location listed on Exhibit J hereto1, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Collateral Agent. After the date hereof, each applicable Grantor shall use commercially reasonable efforts to obtain a satisfactory Collateral Access Agreement from the lessor of each new leased or sub-leased property, or bailee or consignee with respect to any new warehouse, processor or converter facility with respect to which the ABL Collateral Agent shall require a Collateral Access Agreement. Each applicable Grantor shall timely and fully pay and perform its material obligations under all leases, sub-leases and other agreements with respect to each leased or sub-leased location or third party warehouse located in the United States and its territories where any Collateral is or may be located.
     4.14. Change of Name or Location Such Grantor agrees promptly (and in any event within 30 days of such change) to notify the Collateral Agent of any (a) change in its name as it appears in official filings in the state of its incorporation or organization, (b) change in its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change in its organization identification number, if any, issued by its state of incorporation or organization, or (e) change in its state of incorporation or organization, provided that, any new location shall be in the continental United States.
     4.15. Updated Collateral Information. Concurrently with the delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, the Company shall deliver to the

[1]	Exhibit J to list each such property located in the United States and its territories, where Inventory with a value in excess of $200,000 is stored or located.

Collateral Agent, any updates to the information covered Exhibits A through I hereto, such that such updated exhibits are true and correct as of the date so furnished.
ARTICLE V
ENFORCEMENT AND REMEDIES
     5.1. Remedies.
          (a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:
          (i) those rights and remedies provided in this Security Agreement, the Indenture, or any other Collateral Document; provided that this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default;
          (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;
          (iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or any other control agreement with any securities intermediary and take any action therein with respect to such Collateral;
          (iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable, except, with respect to Intellectual Property, as otherwise provided in Section 5.3 hereof; and
          (v) promptly, and in any event, upon not more than 10 days’ written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.
          (b) The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (c) The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases to the extent permitted by applicable law.
          (d) Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.
          (e) Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
          (f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.
     5.2. Grantor’s Obligations Upon Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense:
          (a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Collateral Agent, whether at a Grantor’s premises or elsewhere; and
          (b) permit the Collateral Agent or its representatives and agents to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.
     5.3. Grant of Intellectual Property License. Solely for the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in order to sell any of such Grantor’s or any other Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased any such Inventory and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, including Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor (in each case, only to the extent permitted by such Licenses); provided, however, in connection with the sale of such Inventory the Collateral Agent complies with any and all provisions under such Licenses and does not otherwise sell such Inventory in a manner that dilutes or damages any Trademark or Infringes the Intellectual Property rights of any third party.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY
     6.1. [intentionally omitted]
     6.2. Authorization for Secured Party to Take Certain Action.
          (a) Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the reasonable discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (v) to apply, subject to the Intercreditor Agreement, the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things reasonably necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Indenture; and provided, further, that the Collateral Agent shall not file any financing statements or take other steps to perfect its security interest in the Collateral outside the United States or, with respect to such Grantor’s Intellectual Property, outside the United States and Canada, unless it does so at its own expense.
          (b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.
     6.3. Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION

TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, UPON 10 DAYS’ PRIOR WRITTEN NOTICE TO SUCH GRANTOR, FOLLOWING THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.
     6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS
     7.1. Deposit Account Control Agreements. Within 90 days of the date hereof (or such later date as the ABL Collateral Agent shall agree), each Grantor shall use commercially reasonable efforts to execute and deliver to the Collateral Agent Deposit Account Control Agreements with respect to each Deposit Account for which such Grantor is required to execute and deliver a Deposit Account Control Agreement pursuant to the ABL Documents.
     7.2. Collateral Account. The Collateral Agent shall establish, when and as needed, an account which shall be entitled the “Collateral Account”, and shall maintain the Collateral Account, at the office of the Collateral Agent’s corporate trust administration. All moneys which are required by the Indenture, this Agreement or by any Mortgage to be delivered to the Collateral Agent (subject to the provisions of the Intercreditor Agreement) while an Event of Default has occurred and is continuing or which are received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the Collateral or otherwise in accordance with the terms of the Indenture, whether in connection with the exercise of the remedies provided in this Agreement or in any other Collateral Document or otherwise, shall be deposited (as directed pursuant to an Officers’ Certificate as defined under the Indenture) in the Collateral Account, to the extent that such moneys are not otherwise required under the Intercreditor Agreement to be delivered to the ABL Collateral Agent. Moneys in the Collateral Account shall be held by the Collateral Agent as part of the Collateral and, subject to Section 7.5 hereof, applied in accordance with the terms of this Agreement.
     7.3. Control of Collateral Account. All right, title and interest in and to the Collateral Account shall vest in the Collateral Agent, and funds on deposit in the Collateral Accounts shall constitute part of the Collateral. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent, and no Grantor shall have any right of withdrawal from the Collateral Account without the Collateral Agent’s consent.
     7.4. Investment of Funds Deposited in Collateral Account. The Collateral Agent shall invest and reinvest moneys on deposit in the Collateral Account at any time in Cash Equivalents as directed in writing by the relevant Grantor. In the absence of such directions, moneys shall remain uninvested. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Account as part of the Collateral. The Collateral Agent shall not be responsible for any diminution in funds resulting from such investments or any liquidation prior to maturity.
     7.5. Withdrawals by the Grantors. The Grantors shall be permitted to make withdrawals from the Collateral Account pursuant to the provisions of the Indenture.
ARTICLE VIII
GENERAL PROVISIONS
     8.1. Waivers. The Collateral Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     8.2. Limitation on Collateral Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.
     8.3. Compromises and Collection of Collateral. The Grantors and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its reasonable discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.
     8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and failed to so in the time frame required hereunder, and the Grantors shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
     8.5. [Intentionally Omitted.]
     8.6. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent (and in compliance with the Intercreditor Agreement) and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the Secured Obligations have been paid in full. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.
     8.7. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.
     8.8. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     8.9. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, hereunder.
     8.10. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     8.11. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     8.12. Termination; Release. (a) This Security Agreement shall continue in effect until (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid and performed in full.
     (b) Liens on the Collateral will be released in accordance with Section 11.6 of the Indenture and Section 4.2 of the Intercreditor Agreement.
     8.13. Entire Agreement. This Security Agreement together with the Indenture and the other Collateral Documents embodies the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.
     8.14. Additional Grantors. Each Grantor acknowledges that, pursuant to Section 3.12 of the Indenture, the Company is required to cause each Domestic Subsidiary created or acquired after the date hereof to become a party hereto as an additional Grantor (each such Person, an “Additional Grantor”) by executing and delivering a Joinder Agreement (a “Joinder”) in a form reasonably required by the Collateral Agent along with any supplements to the Exhibits to this Security Agreement necessary to reflect additional Collateral provided by the Additional Grantor. Upon delivery of any such Joinder to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) by any failure by the Company or any Grantor to cause any Domestic Subsidiary of the Company to become an Additional Grantor or a Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the other Secured Party’s actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case, without the necessity of giving notice to or obtaining the consent of any other Grantor. This Security Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

     8.15. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     8.16. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     8.17. WAIVER OF JURY TRIAL. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     8.18. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.
     8.19. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Security Agreement, the Liens, security interests and rights granted pursuant to this Security Agreement or any other Collateral Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Security Agreement or any other Collateral Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Collateral Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to the ABL Priority Collateral until the ABL Obligations Payment Date, any obligation of the Company and other Grantor hereunder or under any other Collateral Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Company or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Document. Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to the ABL Collateral Agent pursuant to the ABL Documents shall satisfy any delivery requirement hereunder or under any other Collateral Document.

ARTICLE IX
NOTICES
     Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 13.2 of the Indenture.
ARTICLE X
THE COLLATERAL AGENT
     U.S. Bank National Association has been appointed Collateral Agent for the Secured Parties hereunder pursuant to the Indenture. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Indenture, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein. The Collateral Agent shall have all rights, benefits, privileges, indemnities and protections contained in the Indenture when acting in its capacity as Collateral Agent hereunder. Any successor Collateral Agent appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

Easton-Bell Sports, Inc.,
a Delaware corporation

By:

Name:
Title:

All American Sports Corporation
Bell China Investments, Inc.
Bell Racing Company
Bell Sports Corp.
Bell Sports, Inc.
CDT Nevada, Inc.
Easton Sports Asia, Inc.
Easton Sports, Inc.
Equilink Licensing, LLC
MacMark Corporation
Riddell, Inc.
Riddell Sports Group, Inc.
Ridmark Corporation

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:

Name:

Title:

EXHIBIT E
Form of Mortgage
RECORDING REQUESTED BY:
Simpson Thacher & Bartlett LLP
AND WHEN RECORDED MAIL TO:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Christopher Garcia
Re: Bell Sports, Inc.
Location: 55-57 Grumbacher Road
Municipality: Manchester Township
County: York
State: Pennsylvania

Parcel ID Numbers:	36-000-LH-0019A 36-000-LH-0018
Space above this line for recorder’s use only
THIS IS AN OPEN-END MORTGAGE AND SECURES FUTURE ADVANCES
PURSUANT TO 42 PA.C.S.A. §§ 8143 AND 8144.
This Mortgage is an “Open-End Mortgage” as set forth in 42 Pa. C.S.A. §8143 and secures obligations up to a maximum principal amount of indebtedness outstanding at any time equal to double the face amount of the Notes (as defined below), plus accrued and unpaid interest, including advances for the payment of taxes and municipal assessments, maintenance charges, insurance premiums, costs incurred for the protection of the Premises or the lien of this Mortgage, expenses incurred by Mortgagee by reason of a default or Event of Default (as hereinafter defined) by Mortgagor under this Mortgage and advances for the construction, alteration or renovation on the Premises or for any other purpose, together with all other sums due hereunder or secured hereby.
OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND
LEASES AND FIXTURE FILING
This OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, made as of December ___, 2009 and effective as of December ___, 2009 (this “Mortgage”), by and from BELL SPORTS, INC., a California corporation (“Mortgagor”), having a mailing address at 6225 North State Highway 161, Suite 300, Irving, Texas 75038, to U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, “Mortgagee”, which term shall be deemed to include successors and assigns as mortgagee under this Mortgage), having an address of 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292.

References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.
RECITALS:
     WHEREAS, pursuant to that certain Indenture dated as of December 3, 2009 among Easton-Bell Sports, Inc., a Delaware corporation (the “Company”), the Guarantors referred to therein, and U.S. Bank National Association, as trustee (in such capacity, the “Indenture Trustee”; and such Indenture, as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Indenture”), the Company has issued, and may issue in the future, its 9.750% Senior Secured Notes due 2016 (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, and including any Additional Notes (as defined in the Indenture), collectively, the “Notes”).
     WHEREAS, the Company, Mortgagee, as collateral agent for the Secured Parties, and each of the Subsidiary Guarantors referred to therein, are parties to that certain U.S. Pledge and Security Agreement, dated as of December 3, 2009 (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Security Agreement”), which Security Agreement is subject to the terms and provisions of the Intercreditor Agreement (as defined herein).
     WHEREAS, Mortgagee, JPMorgan Chase Bank, N.A., as administrative agent for the ABL Secured Parties referred to therein, the Indenture Trustee for the Notes Secured Parties referred to therein, and the other Loan Parties referred to therein, are parties to that certain Intercreditor Agreement, dated as of December 3, 2009 (as the same may be amended, supplemented, restated replaced, substituted or otherwise modified from time to time, the “Intercreditor Agreement”).
     WHEREAS, Mortgagor has executed and delivered this Mortgage pursuant to the requirements of the Indenture in order to secure the Obligations (including with respect to any guarantee pursuant to Article X of the Indenture). References in this Mortgage to the “Default Rate” shall mean the rate of interest borne by the Notes as set forth in the Indenture.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:
SECTION 1. DEFINITIONS
     1.1 Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or the Security Agreement, as applicable. In addition, as used herein, the following terms shall have the following meanings:
     “Financing Documents” means the Indenture, the Security Agreement, any Note, or any other Pari Passu Lien Indebtedness document and the Collateral Documents, as each may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time.
     “Mortgaged Property” means all of Mortgagor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); (ii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of

Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (v) all reserves, escrows or impounds to the extent required under the Indenture and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) as Landlord, all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law to the extent transferable without consent and without violating the terms thereof (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent mortgageable or assignable without consent and without violating the terms thereof, all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent mortgageable or assignable without consent and without violating the terms thereof, all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor, subject to and except as provided in the Indenture to the contrary (the “Insurance”); and (xiii) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty, subject to and except as provided in the Indenture to the contrary (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.
     “Obligations” means all obligations and liabilities of Mortgagor which may arise under, out of, or in connection with the Security Agreement, the guarantee by Mortgagor of the Notes or the Additional Notes (pursuant to Article X of the Indenture or otherwise), in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or any Secured Party that are required to be paid by Mortgagor pursuant to the terms of any of the foregoing agreements). The total amount of the indebtedness, including future advances, may increase or decrease from time to time, but shall not exceed $700,000,000 at any one time, plus interest thereon and disbursements made by Mortgagee for the payment of taxes, levies or insurance on the Premises, with interest on such disbursements. Mortgagor, and each party at any time claiming an interest in or lien or encumbrance against the Premises by, through or under Mortgagor, agrees that (a) all advances made by Mortgagee and/or the Holders from time to time under the Financing Documents, and all other portions of the Obligations secured hereby, shall be secured by this Mortgage with priority as if all of the same had been advanced, had arisen or become owing or performable on the date of this Mortgage, (b) no reduction from time to time (even to zero) of the outstanding principal balance of the Obligations shall extinguish, release or subordinate any rights, titles, interest, liens, security interests, power or privileges intended, created or arising hereunder or under the other Financing Documents, and (c) this Mortgage shall remain in full force and effect as to any subsequent advances or subsequently arising portions of the Obligations without loss of priority until all of the Obligations are fully paid, all obligations fully performed and satisfied, and this Mortgage has been released of record by Mortgagee.

     “UCC” means the Uniform Commercial Code of Pennsylvania.
     1.2 Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.4 of the Indenture shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Indenture, the Indenture shall govern.
SECTION 2. GRANT
     To secure the full and timely payment and performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens (as defined in the Indenture), TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding, subject to satisfaction and release as provided in Section 10.6.
SECTION 3 WARRANTIES, REPRESENTATIONS AND COVENANTS
     3.1 Title. Mortgagor represents and warrants to Mortgagee that except for the Permitted Liens, (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests and has the right to encumber and convey the same, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether in a proceeding in equity or at law.
     3.2 First Lien Status. Subject to Permitted Liens, Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Collateral Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) Mortgagor shall pay, unless Mortgagor is validly contesting such claim in compliance with the terms of the Indenture, the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Indenture.
     3.3 Payment and Performance. Mortgagor shall pay and perform the Obligations when due under the Financing Documents to which it is a party. Mortgagor agrees that if it shall fail to pay on or before the date that the same becomes delinquent any tax, assessment or charge levied or assessed against the Premises or any utility charge, whether public or private, or any insurance premium, or if it shall fail to procure the insurance coverage and the delivery of the insurance certificates required hereunder, or if it shall fail to pay any other charge or fee as and when and to the extent required by the Financing Documents to which it is a party, then Mortgagee, at its option, may pay or procure the same and will give Mortgagor prompt notice of any such expenditures. Mortgagor will reimburse Mortgagee upon demand for any sums of money paid by Mortgagee pursuant to this Section, together with interest on each such payment at the Default Rate, and all such sums and interest thereon shall be secured hereby.
     3.4 Intentionally Omitted.
     3.5 Intentionally Omitted.

     3.6 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Financing Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Financing Document to which it is a party are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.
     3.7 Intentionally Omitted.
     3.8 Mortgage Tax. Mortgagor shall (i) pay when due any documentary, revenue, stamps, or other tax imposed upon it or upon Mortgagee or any Holder pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Financing Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.
     3.9 Reduction of Secured Amount. In the event that the amount secured by the Mortgage is less than the Obligations, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Company repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations unless arising from the Mortgaged Property. So long as the balance of the Obligations exceeds the amount secured, any payments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.
SECTION 4. DEFAULT AND FORECLOSURE
     4.1 Event of Default. An Event of Default shall exist under this Mortgage upon the existence of an Event of Default under the terms of the Indenture.
     4.2 Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election and direction, exercise any or all of the following rights, remedies and recourses: (a) declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) to the extent permitted by applicable law, enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default has occurred and is continuing and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) to the extent permitted by applicable law, hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Holders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment to the extent permitted by applicable law. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (g) exercise all other rights, remedies and recourses granted under the Financing Documents to the extent permitted by applicable law, or otherwise available at law or in equity.
     4.3 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
     4.4 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Financing Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Financing Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Holders in the enforcement of any rights, remedies or recourses under the Financing Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
     4.5 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Financing Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
     4.6 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Financing Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.
     4.7 Discontinuance of Proceedings. If Mortgagee or the Holders shall have proceeded to invoke any right, remedy or recourse permitted under the Financing Documents and shall thereafter elect to discontinue or abandon it for any reason, to the extent permitted by applicable law, Mortgagee or the Holders shall have the unqualified right to do so and, in such an event, to the extent permitted by applicable law, Mortgagor and Mortgagee or the Holders shall be restored to their former positions with respect to the Obligations, the Financing Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Holders shall continue as if the right, remedy or recourse had never been invoked, but the parties shall remain bound by any decision reached, and no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Holders thereafter to exercise any right, remedy or recourse under the Financing Documents for such Event of Default.
     4.8 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, (d) costs of advertisement; and second, as provided in Section 7.2 of the Security Agreement
     4.9 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.
     4.10 Additional Advances and Disbursements; Costs of Enforcement. Upon and during the continuance of an Event of Default, Mortgagee and each of the Holders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Indenture. All sums advanced and reasonable expenses incurred at any time by Mortgagee or any Holder under this Section, or otherwise under the Financing Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of the Financing Documents, or the enforcement, compromise or settlement of the Obligations or any claim under the Financing Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Holders in respect thereof, by litigation or otherwise.
     4.11 No Mortgagee in Possession. To the extent permitted by applicable law, neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Holders under the Financing Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
SECTION 5. ASSIGNMENT OF RENTS AND LEASES
     5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. To the extent permitted by applicable law, this assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).
     5.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
     5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
SECTION 6 SECURITY AGREEMENT
     6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.
     6.2 Financing Statements. Mortgagor authorizes Mortgagee to file, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth in the first paragraph of this Mortgage.

     6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 0266831.
SECTION 7 ATTORNEY-IN-FACT
     Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the rate or rates at which interest is then computed on the Obligations provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.
SECTION 8 MORTGAGEE AS COLLATERAL AGENT.
     U.S. Bank National Association has been appointed Collateral Agent for the Secured Parties hereunder pursuant to the Indenture. It is expressly understood and agreed by the parties to this Mortgage that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Indenture, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein. Any successor Collateral Agent appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.
SECTION 9 LOCAL LAW PROVISIONS
     9.1 Advance Money Mortgage.
     9.1.1. This Mortgage secures future advances made pursuant to the Financing Documents. Without limiting the foregoing, this Mortgage secures all advances made by Mortgagee, the Holders, or any of the other Secured Parties of any kind or nature described in 42 Pa. C.S.A. §  8144.
     9.1.2 Notwithstanding any provision herein or in any of the Financing Documents to the contrary, if Mortgagor sends a written notice to Mortgagee, or any of the other Secured Parties which purports to limit the indebtedness secured by this Mortgage and to release the obligation of Mortgagee, the Holders, or any of the other Secured Parties to make any additional advances to or for the benefit of Mortgagor or the Issuer, such a notice shall be ineffective as to any future advances made: (i) to enable completion of any improvements on the Land for which the loan secured hereby was originally made; (ii) to pay taxes, assessments, maintenance charges and insurance premiums; (iii) for costs incurred for the protection of the Mortgaged Property or the lien of this Mortgage; (iv) on account of expenses incurred by Mortgagee, the Holders, or any of the other Secured Parties by reason of a default of Mortgagor hereunder or under the other Financing Documents; and (v) on account of any other costs incurred by Mortgagee, the Holders, or any of the other Secured Parties to protect and preserve the Mortgaged Property or the lien of this Mortgage. It is the intention of the parties hereto that any such advance made by Mortgagee, the Holders, or any of the other Secured Parties after any such notice by Mortgagor shall be secured by the lien of this Mortgage on the Mortgaged Property.
     9.2 Confession of Judgment for Possession. FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT, MORTGAGOR HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OR RECORD, IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR MORTGAGOR, AS WELL AS FOR THE PERSONS CLAIMING UNDER, BY, OR THROUGH MORTGAGOR, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST MORTGAGOR AND ALL PERSONS CLAIMING UNDER, BY, OR THROUGH MORTGAGOR, IN FAVOR OF THE HOLDERS FOR THE RECOVERY BY MORTGAGEE OF POSSESSION OF THE PREMISES, FOR WHICH THIS MORTGAGE (OR A COPY THEREOF VERIFIED BY AFFIDAVIT) SHALL BE A SUFFICIENT WARRANT; WHEREUPON A WRIT OF POSSESSION OF THE PREMISES MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT STAY OF EXECUTION, MORTGAGOR HEREBY RELEASING AND AGREEING TO RELEASE THE HOLDERS AND ANY SUCH ATTORNEY FROM ALL PROCEDURAL ERRORS AND DEFECTS WHATSOEVER IN ENTERING SUCH ACTION OR JUDGMENT OR IN CAUSING SUCH WRIT OR PROCESS TO BE ISSUED OR IN ANY PROCEEDING THEREON OR CONCERNING THE SAME, PROVIDED THAT MORTGAGEE SHALL HAVE FILED IN SUCH ACTION AN AFFIDAVIT MADE ON THE HOLDERS’ BEHALF SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF SUCH JUDGMENT ACCORDING TO THE TERMS OF THIS INSTRUMENT, OF WHICH FACTS SUCH AFFIDAVIT SHALL BE PRIMA FACIE EVIDENCE. IT IS HEREBY EXPRESSLY AGREED THAT IF FOR ANY REASON AFTER ANY SUCH ACTION HAS BEEN COMMENCED, THE SAME SHALL BE DISCONTINUED, MARKED SATISFIED OF RECORD, OR BE TERMINATED, OR POSSESSION OF THE PREMISES REMAIN IN OR BE RESTORED TO MORTGAGOR OR ANYONE CLAIMING UNDER, BY, OR THROUGH MORTGAGOR, MORTGAGEE MAY, WHENEVER AND AS OFTEN AS MORTGAGEE SHALL HAVE THE RIGHT TO TAKE POSSESSION AGAIN OF THE PREMISES, BRING ONE OR MORE FURTHER ACTIONS IN THE MANNER HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES AND TO CONFESS JUDGMENT THEREIN AS HEREINABOVE PROVIDED, AND THE AUTHORITY AND POWER ABOVE GIVEN TO ANY SUCH ATTORNEY SHALL EXTEND TO ALL SUCH FURTHER ACTIONS IN EJECTMENT AND CONFESSION OF JUDGMENT THEREIN AS HEREINABOVE PROVIDED WHETHER BEFORE OR AFTER AN ACTION OF MORTGAGE FORECLOSURE IS BROUGHT OR OTHER PROCEEDINGS IN EXECUTION ARE INSTITUTED UPON THIS MORTGAGE OR ANY INSTRUMENT THEN EVIDENCING ANY OF THE OBLIGATIONS, AND AFTER JUDGMENT THEREON OR THEREIN AND AFTER A JUDICIAL SALE OF THE PREMISES.
SECTION 10 MISCELLANEOUS
     10.1 Additional Documents. Mortgagor agrees to execute and deliver to Mortgagee, concurrently with the execution of this Mortgage and upon the reasonable request of Mortgagee from time to time hereafter, all financing statements and other documents reasonably required to perfect and maintain the security interest created hereby.
     10.2. Fees and Expenses. Mortgagor will promptly pay upon demand any and all actual and reasonable costs and expenses of Mortgagee, (a) as required under Section 7.7 of the Indenture, and (b) as reasonably necessary to protect the Mortgaged Property or to exercise any rights or remedies under this Mortgage or with respect to the Mortgaged Property. All of the foregoing costs and expenses shall be secured hereby. Without having any obligation to do so, Mortgagee may perform or pay any obligation which Mortgagor has agreed to perform or pay in this Mortgage and failed to do in the time frame required hereunder, and Mortgagor shall reimburse the Mortgagee for any amounts paid by the Mortgagee pursuant to this Section 10.2. Mortgagors’ obligation to reimburse the Mortgagee pursuant to the preceding sentence shall be an Obligation payable on demand.
     10.3. Security Agreement. Subject to the terms of Section 10.10, in the event of any conflict or inconsistency between this Mortgage and the Security Agreement, the Security Agreement shall control.
     10.4. Releases and Waivers. Mortgagor agrees that no release by Mortgagee of any portion of the Mortgaged Property, no subordination of lien, no forbearance on the part of Mortgagee to collect on the Obligations, no waiver of any right granted or remedy available to Mortgagee and no action taken or not taken by Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing Mortgagor from full responsibility to Mortgagee for the complete discharge of each and every of Mortgagor’s obligations hereunder.
     10.5. Transfer of Mortgaged Property. Except as otherwise permitted in the Financing Documents, Mortgagor covenants and agrees with Mortgagee that Mortgagor shall not sell, transfer, convey, mortgage, encumber or otherwise dispose of the Mortgaged Property or any material part thereof or any interest therein or engage in subordinate financing with respect thereto during the term of this Mortgage without the prior written consent of Mortgagee.
     10.6. Termination; Release. When (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Obligations (other than Unliquidated Obligations) have been indefeasibly paid and performed in full, this Mortgage and the Liens created hereby, shall cease, terminate and become void. Liens on the Mortgaged Property will be released in accordance with Section 11.6 of the Indenture and Section 4.2 of the Intercreditor Agreement, and Mortgagee shall, at the Mortgagor’s request and at Mortgagor’s sole cost and expense (i) execute any documents reasonably requested by the Mortgagor to release the Mortgaged Property or any portion thereof from the liens and security interests of this Mortgage and (ii) take such further action as Mortgagor reasonably requests or as may be required to effectuate any release contemplated by Section 11.6 of the Indenture or Section 4.2 of the Intercreditor Agreement.
     10.7 Notice. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 13.2 of the Indenture. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Collateral Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Financing Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Indenture, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. The Financing Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Financing Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     10.8 WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS MORTGAGE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY MORTGAGEE AND MORTGAGOR, AND MORTGAGEE AND MORTGAGOR ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANOTHER PARTY TO THIS MORTGAGE HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. MORTGAGEE AND MORTGAGOR FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
     10.9 CHOICE OF LAW. THE PROVISIONS OF THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED.
     10.10 Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Mortgage, the Liens, security interests and rights granted pursuant to this Mortgage shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Mortgagee hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Mortgage and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Mortgagee hereunder shall be exercised by the Mortgagee, and no direction shall be given by the Mortgagee, in contravention of the Intercreditor Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

BELL SPORTS, INC., a California corporation
By:
Name:
Title:

STATE OF	:
: SS
COUNTY OF	:
     On this, the ___day of December, 2009, before me, the subscriber, a Notary Public in and for the State and County aforesaid, personally appeared                                                             , who acknowledged himself [herself/themselves] to be the                                         , of Bell Sports, Inc., a California corporation, and that he [she/they], being authorized to do so, executed the foregoing Mortgage for the purposes therein contained by signing the name of the corporation, by himself [herself/themselves] as such                     , on behalf of such corporation.
     WITNESS my hand and seal the day and year aforesaid.

(Notary Seal)

Notary Public

My Commission Expires:

Certificate of Residence
The Address of the Mortgagee is:
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292

On behalf of Mortgagee

EXHIBIT A
Legal Description of Premises
Premises “A”
ALL those three (3) certain lots or pieces of ground situate in Manchester Township, County of York, Pennsylvania, being Lots Nos. 7, 7A and 7B on a Plan of I-83 Industrial Park, Section II, said Plan being recorded in Plan Book EE, Page 852, in the Recorder of Deeds Office in and for York County, Pennsylvania, more particularly described as follows:
TRACT NO. 1
BEGINNING at a point on the easterly right of way line of Grumbacher Road (a 50’ wide public street) at the northwesterly corner of Lot #8, I-83 Industrial Park, Section II; extending thence along the easterly and southerly right of way line of said Grumbacher Road the following three (3) courses and distances, namely: (1) N 13 degrees 01’ 01” W a distance of 240.00 feet; (2) by a curve to the right having a radius of 250.00 feet for a distance of 392.70 feet, the chord of which extends N 31 degrees 58’ 59” E a distance of 353.55 feet; (3) N 76 degrees 58’ 59” E a distance of 412.00 feet to a point at Lot #7A, I-83 Industrial Park, Section II; extending thence along said Lot #7A, I-83 Industrial Park, Section II, S 13 degrees 01’ 01 “ E a distance of 490.00 feet to a point at Lot #8, I-83 Industrial Park, Section II; extending thence along said Lot #8, I-83 Industrial Park, Section II, S 76 degrees 58’ 59” W a distance of 662.00 feet to a point on the easterly right of way line of Grumbacher Road and the point of BEGINNING. Being Lot #7. Containing 7.139 acres.
TRACT NO. 2
BEGINNING at a point on the southerly right of way line of Grumbacher Road (a 50’ wide public street) at the northeasterly corner of Lot #7, I-83 Industrial Park, Section II; extending thence along the southerly right of way line of said Grumbacher Road N 76 degrees 58’ 59” E a distance of 219.67 feet to a point at Lot #7B, I-83 Industrial Park, Section II, extending thence along said Lot #7B, I-83 Industrial Park, Section II, S 13 degrees 01’ 01” E a distance of 490.00 feet to a point at Lot #8, I-83 Industrial Park, Section II; extending thence along said Lot #8, I-83 Industrial Park, Section II, S 76 degrees 58’ 59” W a distance of 219.67 feet to a point at Lot #7, I-83 Industrial Park, Section II, extending thence along said Lot #7, I-83 Industrial Park, Section II, N 13 degrees 01’ 01” W a distance of 490.00 feet to a point on the southerly right of way line of Grumbacher Road at the northeasterly corner of Lot #7, I-83 Industrial Park, Section II, and the point of BEGINNING. Being Lot #7A. Containing 2.471 acres.
TRACT NO. 3
BEGINNING at a point on the southerly right of way line of Grumbacher Road (a 50’ foot wide public street) at the northeasterly corner of Lot #7A, I-83 Industrial Park, Section II; extending thence along the southerly right of way line of said Grumbacher Road N 76 degrees 58’ 59” E a distance of 23.26 feet; extending thence along the southerly and easterly right of way line of said Grumbacher Road by a curve to the left having a radius of 60.00 feet for a distance of 84.20 feet, the chord of which extends N 36 degrees 46’ 48” E a distance of 77.46 feet to a point at Lot No. 1, I-83 Industrial Park, Section II; extending thence along said last mentioned lands N 76 degrees 58’ 59” E a distance of 100.00 feet to a point at lands now or formerly of Karl H. Pieper, Trustee; extending thence along said last mentioned lands S 16 degrees 02’ 53” E a distance of 540.76 feet to a point at Lot #8, I-83 Industrial Park, Section II; extending thence along said Lot #8, I-83 Industrial Park, Section II, S 76 degrees 58’ 59” W a distance of 211.01 feet to a point at Lot #7A, I-83 Industrial Park, Section II; extending thence along said Lot #7A, I-

83 Industrial Park, Section II, N 13 degrees 01’ 01” W a distance of 490.00 feet to a point on the southerly right of way line of Grumbacher Road at the northeasterly corner of Lot #7A, I-83 Industrial Park, Section II, and the point of BEGINNING. Being Lot #7B. Containing 2.361 acres.
Being as to Premises “A”, the same premises which York County Industrial Development Authority by Deed dated April 16, 1993 and recorded April 29, 1993 in the County of York in Record Book 615, Page 35, conveyed unto American Recreation Company, Inc., a Delaware corporation, in fee.
Premises “B”
ALL THAT CERTAIN tract of land situate in the Township of Manchester, County of York and Commonwealth of Pennsylvania, identified as Lot No. 9B on a Final Subdivision Plan for Lot 9, I-83 Industrial Park, Section II and prepared by Land Survey Consultants, Inc. and recorded in the Office of the Recorder of Deeds in and for York County, Pennsylvania, in Plan Book MM, Page 706, more fully described in accordance with said Plan as follows:
BEGINNING at a point in the right of way line of the cul de sac for Winship Road (T-964), a fifty (50) feet wide public street, at lands now or formerly of Voith Transmissions, Inc., identified as Lot No. 12 on said Plan; thence along the right of way line of said cul de sac, a distance of sixty-two and twenty-three one-hundredths (62.23) feet, by a curve to the left having a radius of sixty and zero one-hundredths (60.00) feet, the chord of which bears north eighteen (18) degrees six (06) minutes twenty-one (21) seconds west, a distance of fifty-nine and forty-eight one-hundredths (59.48) feet to a point at Lot No. 9A as shown on said Plan; thence along said Lot No. 9A, the following two courses and distances, to wit: 1) north forty-two (42) degrees ten (10) minutes fifty-two (52) seconds east, a distance of forty-five and ninety-five one-hundredths (45.95) feet to a point; and (2) north thirteen (13) degrees one (01) minute one (01) second west, a distance of three hundred eighty-four and fifty-three one-hundredths (384.53) feet at lands now or formerly of YCIDA (Cycle Products) identified as Lot No. 7A on said Plan; thence along said Lot No. 7A and along other lands now or formerly of YCIDA (Cycle Products) identified as Lot No. 7B on said Plan, north seventy-six (76) degrees fifty-eight (58) minutes fifty-nine (59) seconds east, a distance of three hundred thirty-five and sixty-eight one-hundredths (335.68) feet to a point at lands now or formerly of Engle U.S.A. Investments, Ltd; thence along said lands now or formerly of Engle U.S.A. Investments, Ltd., south sixteen (16) degrees two (02) minutes fifty-three (53) seconds east, distance of four hundred seventy and sixty-six one-hundredths (470.66) feet to a point at lands now or formerly of Voith Transmissions, Inc., identified as Lot No. 12 on said Plan; thence along said lands now or formerly of Voith Transmissions, Inc., south seventy-six (76) degrees fifty-eight (58) minutes fifty-nine (59) seconds west, a distance of three hundred ninety-three and three one-hundredths (393.03) feet to a point in the right of way line of a cul de sac of Winship Road (T-964) and the place of beginning. Containing 3.808 acres.
Being as to Premises “B”, the same premises which Michael N. Rutter and Judy A. Rutter, husband and wife and Robert A. Kinsley and Anne W. Kinsley, husband and wife by Deed dated January 17, 1994 and recorded January 21, 1994 in the County of York in Record Book 815, Page 579, conveyed unto American Recreation Company, Inc., a Delaware corporation, in fee.
Being as to both Premises “A” and “B” from American Recreation Company transferred by merger into Bell Sports, Inc., as per Agreement and Plan of Merger filed as of July 29, 1998 with the California Secretary of State, a Certificate of which is recorded in the County of York in Record Book 1704, Page 1855.
Tax ID / Parcel Numbers: 36-000-LH-0019A; 36-000-LH-0018

2

EXHIBIT F
Form of Intercreditor Agreement
INTERCREDITOR AGREEMENT
     Intercreditor Agreement (this “Agreement”), dated as of December 3, 2009, among JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “ABL Representative”) for the ABL Secured Parties (as defined below), U.S. Bank National Association (“U.S. Bank”), as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Note Representative”) for the Note Secured Parties (as defined below) and each of the Loan Parties (as defined below) party hereto.
     WHEREAS, Easton-Bell Sports, Inc., a Delaware corporation (“Borrower”), the subsidiary guarantors, the ABL Representative and certain financial institutions and other entities are parties to the Credit Agreement dated as of the date hereof (the “Existing ABL Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Loan Parties;
     WHEREAS, Borrower, U.S. Bank, as trustee, the guarantors and other entities are parties to the Indenture dated as of the date hereof (the “Existing Note Agreement”), pursuant to which the Borrower has issued senior secured notes;
     WHEREAS, Borrower has granted to the ABL Representative security interests and liens in the Collateral (as defined below) as security for payment and performance of the ABL Obligations; and
     WHEREAS, Borrower has granted to the Note Representative security interests and liens in the Collateral as security for payment and performance of the Note Obligations (as defined below).
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:
SECTION 1. Definitions; Rules of Construction.
     1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Records, Securities Account and Supporting Obligations.
     1.2. Defined Terms. The following terms, as used herein, have the following meanings:
     “ABL Agreement” means the collective reference to (a) the Existing ABL Agreement, (b) any Additional ABL Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has at any time been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing ABL Agreement (regardless of whether such replacement, refunding or refinancing (i) is a “working capital” facility, asset-based facility, revolving loan facility, term loan facility or otherwise or (ii) was entered into after the ABL Obligations Payment Date), any Additional ABL Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder (a “Replacement ABL

Agreement”). Any reference to the ABL Agreement hereunder shall be deemed a reference to any ABL Agreement then extant.
     “ABL Creditors” means, collectively, the “Lenders” and the “Secured Parties”, each as defined in the ABL Agreement.
     “ABL DIP Financing” has the meaning set forth in Section 5.2(a).
     “ABL Documents” means the ABL Agreement, each ABL Security Document, each ABL Guarantee and each other “Loan Document” as defined in the ABL Agreement (other than this Agreement).
     “ABL Guarantee” means any guarantee by any Loan Party of any or all of the ABL Obligations.
     “ABL Lien” means any Lien created by the ABL Security Documents.
     “ABL Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the ABL Agreement or any ABL DIP Financing by the ABL Creditors, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Agreement, (c) all Swap Obligations, (d) all Banking Services Obligations and (e) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the ABL Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Note Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Note Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “ABL Obligations Payment Date” means the first date on which (a) the ABL Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Documents), (b) all commitments to extend credit under the ABL Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the ABL Documents), and (d) so long as the Note Obligations Payment Date shall not have occurred, the ABL Representative has delivered a written notice to the Note Representative stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the ABL Secured Parties.
     “ABL Post-Petition Assets” has the meaning set forth in Section 5.2(b).
     “ABL Priority Collateral” means all Collateral consisting of the following:
     (1) all Accounts;
     (2) all Inventory;
     (3) all Deposit Accounts (other than the Non-ABL Collateral Account);

     (4) all cash and cash equivalents (except to the extent held or required to be held in the Non-ABL Collateral Account);
     (5) to the extent evidencing or governing any of the items referred to in the preceding clauses (1), (2), (3) and (4) all Chattel Paper, Documents, Instruments, General Intangibles and Securities Accounts related thereto; provided that to the extent any of the foregoing also relates to Note Priority Collateral only that portion related to the items referred to in the preceding clauses (1), (2), (3) and (4) shall be included in the ABL Priority Collateral;
     (6) all books and records relating to the foregoing (including without limitation all books, databases, customer lists and records, whether tangible or electronic which contain any information relating to any of the foregoing); and
     (7) all Proceeds of and Supporting Obligations, including, without limitation, Letter of Credit Rights, with respect to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
     “ABL Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement ABL Agreement, the ABL Representative shall be the Person identified as such in such Agreement.
     “ABL Secured Parties” means the ABL Representative, the ABL Creditors and any other holders of the ABL Obligations.
     “ABL Security Documents” means the “Collateral Documents” as defined in the ABL Agreement, and any other documents that are designated under the ABL Agreement as “ABL Security Documents” for purposes of this Agreement.
     “Access Period” means, with respect to each parcel or item of Note Priority Collateral, the period, following the commencement of any Enforcement Action, which begins on the earlier of (a) the day on which the ABL Representative provides the Note Representative with the notice of its election to request access to such parcel or item of Note Priority Collateral pursuant to Section 3.4(c) and (b) the fifth Business Day after the Note Representative provides the ABL Representative with notice that the Note Representative (or its agent) has obtained possession or control of such parcel or item of Note Priority Collateral and ends on the earliest of (i) the day which is 180 days after the date (the “Initial Access Date”) on which the ABL Representative initially obtains the ability to take physical possession of, remove or otherwise control physical access to, or actually uses, such parcel or item of Note Priority Collateral plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to associated ABL Priority Collateral, (ii) the date on which all or substantially all of the ABL Priority Collateral associated with such parcel or item of Note Priority Collateral is sold, collected or liquidated, (iii) the ABL Obligations Payment Date and (iv) the date on which the default which resulted in such Enforcement Action has been cured or waived in writing.
     “Additional ABL Agreement” means any agreement for the incurrence of additional indebtedness that is permitted to be secured by the ABL Priority Collateral pursuant to the Note Agreement and any agreement approved for designation as such by the ABL Representative and the Note Representative.
     “Additional Debt” has the meaning set forth in Section 10.5(b).

     “Additional Note Agreement” means any agreement for the issuance of senior secured notes that is permitted by Section 6.01 of the Existing ABL Agreement (and any equivalent section of another ABL Agreement), and Sections 2.1 and 3.2 of the Existing Note Agreement (and any equivalent section of another Note Agreement), any agreement governing any indebtedness of any of the Loan Parties permitted to be incurred under Section 3.2 of the Existing Note Agreement and secured by liens permitted pursuant to the second proviso to clause (1) of the definition of “Permitted Liens” therein and any agreement approved for designation as such by the ABL Representative and the Note Representative.
     “Banking Services Obligations” means, with respect to any Loan Party, any obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), owed to any ABL Secured Party (or any of its affiliates) in respect of the following bank services: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Borrower” has the meaning set forth in the first WHEREAS clause above.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
     “Canadian Subsidiary” means any direct or indirect affiliate or shareholder (or equivalent) of Borrower or any of its affiliates which is organized under the laws of Canada (or any province or territory thereof).
     “Collateral” means, collectively, all property upon which a Lien is granted pursuant to the Security Documents; provided, however, that no property upon which a Lien is granted by a Canadian Subsidiary shall be “Collateral” hereunder.
     “Comparable Security Document” means, in relation to any Senior Collateral subject to any Senior Security Document, that Junior Security Document (if any) that creates a security interest in the same Senior Collateral, granted by the same Loan Party, as applicable.
     “Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
     “Enforcement Action” means, with respect to the ABL Obligations or the Note Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the ABL Documents or the Note Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Existing ABL Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Existing Note Agreement” has the meaning set forth in the third WHEREAS clause of this Agreement.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Intellectual Property” means, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks and the Licenses, and all rights to sue at law or in equity for any Infringement thereof, including the right to receive all proceeds and damages therefrom.
     “Junior Collateral” shall mean with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien.
     “Junior Documents” shall mean, collectively, with respect to any Junior Obligations, any provision pertaining to such Junior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.
     “Junior Liens” shall mean (a) with respect to any ABL Priority Collateral, all Liens securing the Note Obligations and (b) with respect to any Note Priority Collateral, all Liens securing the ABL Obligations.
     “Junior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all Note Obligations and (b) with respect to any Note Priority Collateral, all ABL Obligations.
     “Junior Representative” shall mean (a) with respect to any ABL Obligations or any ABL Priority Collateral, the Note Representative and (b) with respect to any Note Obligations or any Note Priority Collateral, the ABL Representative.
     “Junior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all Note Secured Parties and (b) with respect to the Note Priority Collateral, all ABL Secured Parties.
     “Junior Security Documents” shall mean with respect to any Junior Secured Party, the Security Documents that secure the Junior Obligations.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.
     “Lien Priority” means with respect to any Lien of the ABL Representative or Note Representative in the Collateral, the order of priority of such Lien specified in Section 2.1.
     “Loan Documents” shall mean, collectively, the ABL Documents and the Note Documents.
     “Loan Party” means Borrower and each direct or indirect affiliate or shareholder (or equivalent) of Borrower or any of its affiliates that is now or hereafter becomes a party to any ABL Document or any Note Document, in each case as a direct obligor or guarantor of the ABL Obligations or Note Obligations, as applicable, other than any Canadian Subsidiary. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     “Non-ABL Collateral Account” means the “Collateral Account” as defined in the Note Security Documents.
     “Notes” means the senior secured notes of the Borrower issued and sold on or after the “Issue Date” (as defined in the Note Agreement) pursuant to the Note Documents, any exchange notes issued in exchange therefor and any other indebtedness incurred, in each case, pursuant to the Note Agreement.
     “Note Agreement” means the collective reference to (a) the Existing Note Agreement, (b) any Additional Note Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has at any time been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Note Agreement, any Additional Note Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Note Agreement hereunder (a “Replacement Note Agreement”). Any reference to the Note Agreement hereunder shall be deemed a reference to any Note Agreement then extant.
     “Note Creditors” means Note Secured Parties.
     “Note DIP Financing” has the meaning set forth in Section 5.2(b).
     “Note Documents” means the Note Agreement, the Note Security Documents, the purchase agreement among the Borrower, the guarantors party thereto, and the initial purchasers thereunder with respect to the Notes and all other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the Notes have been or will be issued or otherwise setting forth the terms of the Notes (other than this Agreement).
     “Note Lien” means any Lien created by the Note Security Documents.
     “Note Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Note Agreement or any Note DIP Financing by the Note Secured Parties, and (b) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Note Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Note Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Note Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Note Obligations Payment Date” means first date on which (a) the Note Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full, (b) all commitments to extend credit under the Note Documents have been terminated, and (c) so long as the ABL Obligations Payment Date shall not have occurred, the Note Representative has delivered a written notice to the ABL Representative stating that the events described in clauses (a) and (b) have occurred to the satisfaction of the Note Secured Parties.
     “Note Post-Petition Assets” has the meaning set forth in Section 5.2(a).
     “Note Priority Collateral” means all Collateral other than the ABL Priority Collateral; provided, however, “Note Priority Collateral” shall not include Proceeds from the disposition of any Note Priority Collateral to the extent such Proceeds are not required to be deposited in the Non-ABL Collateral Account or not required to be applied to the mandatory prepayment or repurchase of the Note Obligations pursuant to the Note Documents, unless such Proceeds arise from a disposition of Note Priority Collateral resulting from Enforcement Action taken by the Note Secured Parties permitted by this Agreement. If such Proceeds are required to be deposited in the Non-ABL Collateral Account or are required to be applied to the mandatory prepayment or repurchase of the Note Obligations or arise from a disposition of Note Priority Collateral resulting from an Enforcement Action, such Proceeds shall not be included in the ABL Priority Collateral (not withstanding anything in the definition thereof to the contrary, including anything in the definition of Accounts to the contrary) and shall be Note Priority Collateral. With respect to Proceeds deposited in the Non-ABL Collateral Account only, such Proceeds shall be Note Priority Collateral until such time as the use of such Proceeds is no longer restricted by the Note Documents unless they have been applied to the payment of the Note Obligations.
     “Note Representative” has the meaning set forth in the introductory paragraph hereof. The Note Representative shall be the Person identified as the “Collateral Agent” in the Note Security Agreement.
     “Note Secured Parties” means the “Secured Parties” as defined under the Note Security Agreement.
     “Note Security Agreement” means the Pledge and Security Agreement entered into as of December 3, 2009 by and between the Borrower, and the other Persons listed on the signature pages thereof, as guarantors, and U.S. Bank, in its capacity as collateral agent for the secured parties and any other security agreement entered into in connection with a Note Agreement.
     “Note Security Documents” means the “Collateral Documents” as defined in the Note Agreement and any documents that are designated under the Note Agreement as “Collateral Documents” for purposes of this Agreement.
     “Patents” means with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.
     “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.
     “Priority Collateral” means the ABL Priority Collateral or the Note Priority Collateral.
     “Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including, without limitation, all proceeds of any insurance policy covering the Collateral.
     “Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.
     “Replacement ABL Agreement” has the meaning set forth in the definition of “ABL Agreement.”
     “Replacement Note Agreement” has the meaning set forth in the definition of “Note Agreement.”
     “Secured Obligations” shall mean the ABL Obligations and the Note Obligations.
     “Secured Parties” means the ABL Secured Parties and the Note Secured Parties.
     “Security Documents” means, collectively, the ABL Security Documents and the Note Security Documents.
     “Senior Collateral” shall mean with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.
     “Senior Documents” shall mean, collectively, with respect to any Senior Obligation, any provision pertaining to such Senior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.
     “Senior Liens” shall mean (a) with respect to the ABL Priority Collateral, all Liens securing the ABL Obligations and (b) with respect to the Note Priority Collateral, all Liens securing the Note Obligations.
     “Senior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all ABL Obligations and (b) with respect to any Note Priority Collateral, all Note Obligations.

     “Senior Obligations Payment Date” shall mean (a) with respect to ABL Obligations, the ABL Obligations Payment Date and (b) with respect to any Note Obligations, the Note Obligations Payment Date.
     “Senior Representative” shall mean (a) with respect to any ABL Priority Collateral, the ABL Representative and (b) with respect to any Note Priority Collateral, the Note Representative.
     “Senior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all ABL Secured Parties and (b) with respect to the Note Priority Collateral, all Note Secured Parties.
     “Senior Security Documents” shall mean with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.
     “Swap Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or any and all cancellations, buy backs, reversals, terminations or assignments of any these transactions.
     “Trademarks” means with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, trade styles, brand names, corporate names, business names, domain names, logos and other source or business identifiers and the registrations and applications for registration thereof, all common-law rights related thereto, and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.
     “Unasserted Contingent Obligations” shall mean, at any time, ABL Obligations or Note Obligations, as applicable, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any ABL Obligation or Note Obligation, as applicable, and (b) with respect to ABL Obligations contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of ABL Obligations or Note Obligations, as applicable, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
     1.3 Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 2. Lien Priority.
     2.1 Lien Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Collateral or of any Senior Lien in respect of any Collateral and notwithstanding any provision of the UCC, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral hereby agrees that:
     (a) any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Collateral (whether or not such Senior Lien is subordinated to any Lien securing any other obligation); and
     (b) any Junior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral.
     2.2 Prohibition on Contesting Liens. In respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, agrees that it shall not, and hereby waives any right to:
     (a) contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien on such Collateral; or
     (b) demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens on such Collateral, except to the extent that such rights are expressly granted in this Agreement.
     2.3 Nature of Obligations. The Note Representative on behalf of itself and the other Note Secured Parties acknowledges that a portion of the ABL Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased, reduced or repaid and subsequently reborrowed, and that the terms of the ABL Obligations and any ABL Agreement or any provision thereof may be waived, modified, extended, amended, restated or supplemented from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Note Secured Parties and without affecting the provisions hereof. The ABL Representative on behalf of itself and the other ABL Secured Parties acknowledges that Note Obligations may be replaced or refinanced and the amount of any

Note Obligations may be increased, reduced, or repaid, and any Note Document or any provision thereof may be waived, modified, extended, amended, restated or supplemented from time to time, and that the aggregate amount of the Note Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof. The Lien Priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Note Obligations, or any portion thereof.
     2.4 No New Liens. (a) Until the ABL Obligations Payment Date, no Note Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Note Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents (except with respect to Real Property), subject to the Lien Priority set forth herein. If any Note Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Note Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents (except with respect to Real Property), subject to the Lien Priority set forth herein, then the Note Representative (or the relevant Note Secured Party) shall, without the need for any further consent of any other Note Secured Party and notwithstanding anything to the contrary in any other Note Document be deemed to also hold and have held such lien for the benefit of the ABL Representative as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Representative in writing of the existence of such Lien.
     (b) Until the Note Obligations Payment Date, no ABL Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to a Lien under the Note Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to a Lien under the Note Documents, subject to the Lien Priority set forth herein, then the ABL Representative (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of the Note Representative as security for the Note Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Note Representative in writing of the existence of such Lien.
     2.5 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Note Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Note Obligations are fundamentally different from the ABL Obligations and should be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Note Secured Parties in respect of the Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Note Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Note Obligation claims against the Loan Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Note Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Note Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that are available from each pool of Priority Collateral for each of the ABL Secured Parties and the Note Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.
     2.6 Agreements Regarding Actions to Perfect Liens. (a) The ABL Representative agrees on behalf of itself and the other ABL Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or hereafter filed against Real Property in favor of or for the benefit of the ABL Representative shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to U.S. Bank National Association, as Note Representative, in accordance with the provisions of the Intercreditor Agreement dated as of December 3, 2009, as amended from time to time.”
     (b) Each of the ABL Representative and the Note Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the ABL Security Documents or the Note Security Documents, as applicable, such possession or control is also for the benefit of the Note Representative and the other Note Secured Parties or the ABL Representative and the other ABL Secured Parties, as applicable, solely to the extent required to perfect their security interest (if any) in such Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the ABL Representative or the Note Representative (or any third party acting on either such Person’s behalf) with respect to such Collateral or provide the Note Representative, any other Note Secured Party, the ABL Representative or any other ABL Secured Party, as applicable, with any rights with respect to such Collateral beyond those specified in this Agreement, the ABL Security Documents and the Note Security Documents, as applicable, provided that subsequent to the occurrence of the ABL Obligations Payment Date (so long as the Note Obligations Payment Date shall not have occurred), the ABL Representative shall (i) deliver to the Note Representative, at the Loan Parties’ sole cost and expense, the Collateral in its possession or control together with any necessary endorsements to the extent required by the Note Documents or (ii) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs; provided, further, that subsequent to the occurrence of the Note Obligations Payment Date (so long as the ABL Obligations Payment Date shall not have occurred), the Note Representative shall (i) deliver to the ABL Loan Representative, at the Loan Parties’ sole cost and expense, the Collateral in its possession or control together with any necessary endorsements to the extent required by the ABL Documents or (ii) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs; provided, further, that (i) prior to the occurrence of the Note Obligations Payment Date, upon the request of the Note Representative or the Company, the ABL Loan Representative shall turn over to the Note Representative any Note Priority Collateral of which it has physical possession, and (ii) prior to the occurrence of the ABL Obligations Payment Date, upon the request of the ABL Representative or the Company, the Note Representative shall turn over to the ABL Representative any ABL Priority Collateral of which it has physical possession. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Secured Parties and the Note Secured Parties and shall not impose on the ABL Secured Parties or the Note Secured Parties any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
SECTION 3. Enforcement Rights.
     3.1 Exclusive Enforcement. Until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Senior

Secured Parties shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party, but subject to the proviso set forth in Section 5.1. Upon the occurrence and during the continuance of a default or an event of default under the Senior Documents, the Senior Representative and the other Senior Secured Parties may take and continue any Enforcement Action with respect to the Senior Obligations and the Senior Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the Senior Documents.
     3.2 Standstill and Waivers. Each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that, until the Senior Obligations Payment Date has occurred, but subject to the proviso set forth in Section 5.1:
     (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;
     (ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;
     (iii) they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they hereby irrevocably waive such right);
     (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;
     (v) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral; and
     (vi) they will not seek, and hereby waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral.

     3.3 Judgment Creditors. In the event that any Note Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Liens and the ABL Obligations) to the same extent as all other Liens securing the Note Obligations are subject to the terms of this Agreement. In the event that any ABL Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Note Liens and the Note Obligations) to the same extent as all other Liens securing the ABL Obligations are subject to the terms of this Agreement.
     3.4 Cooperation; Sharing of Information and Access. (a) The Note Representative, on behalf of itself and the other Note Secured Parties, agrees that each of them shall take such actions as the ABL Representative shall request in connection with the exercise by the ABL Secured Parties of their rights set forth herein in respect of the ABL Priority Collateral. The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that each of them shall take such actions as the Note Representative shall request in connection with the exercise by the Note Secured Parties of their rights set forth herein in respect of the Note Priority Collateral.
     (b) In the event that the ABL Representative shall, in the exercise of its rights under the ABL Security Documents or otherwise, receive possession or control of any books and Records of any Loan Party which contain information identifying or pertaining to the Note Priority Collateral, the ABL Representative shall promptly notify the Note Representative of such fact and, upon request from the Note Representative and as promptly as practicable thereafter, either make available to the Note Representative such books and Records for inspection and duplication or provide to the Note Representative copies thereof. In the event that a Note Representative shall, in the exercise of its rights under the Note Security Documents or otherwise, receive possession or control of any books and records of any Loan Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Note Representative shall promptly notify the ABL Representative of such fact and, upon request from the ABL Representative and as promptly as practicable thereafter, either make available to the ABL Representative such books and records for inspection and duplication or provide the ABL Representative copies thereof. The Note Representative hereby irrevocably grants the ABL Representative a non-exclusive worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of the Note Representative’s interest therein, exercisable without payment of royalty or other compensation, to use any of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Loan Parties in order for the ABL Representative and ABL Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition or realization upon the ABL Priority Collateral in accordance with the terms and conditions of the ABL Security Documents and the other ABL Documents. The Note Representative agrees that any sale, transfer or other disposition of any of the Loan Parties’ Intellectual Property (whether by foreclosure or otherwise) will be subject to the ABL Representative’s rights as set forth in this Section 3.4.
     (c) If the Note Representative, or any agent or representative thereof, or any receiver, shall, after the commencement of any Enforcement Action, obtain possession or physical control of any of the Note Priority Collateral, the Note Representative shall promptly notify the ABL Representative in writing of that fact, and the ABL Representative shall, within ten Business Days thereafter, notify the Note Representative in writing as to whether the ABL Representative desires to exercise access rights under this Agreement. In addition, if the ABL Representative, or any agent or representative of the ABL Representative, or any receiver, shall obtain possession or physical control of any of the Note Priority

Collateral in connection with an Enforcement Action, then the ABL Representative shall promptly notify the Note Representative that the ABL Representative is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance. Upon delivery of such notice by the ABL Representative to the Note Representative, the ABL Representative and Note Representative shall confer in good faith to coordinate with respect to the ABL Representative’s exercise of such access rights, with such access rights to apply to any parcel or item of Note Priority Collateral access to which is reasonably necessary to enable the ABL Representative during normal business hours to convert ABL Priority Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such ABL Priority Collateral to a point where such conversion can occur, to otherwise prepare ABL Priority Collateral for sale and/or to arrange or effect the sale of ABL Priority Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business. Consistent with the definition of “Access Period,” access rights will apply to differing parcels or items of Note Priority Collateral at differing times, in which case, a differing Access Period will apply to each such parcel or items. During any pertinent Access Period, the ABL Representative and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant parcel or item the Note Priority Collateral for the purposes described above. The ABL Representative shall take proper and reasonable care under the circumstances of any Note Priority Collateral that is used by the ABL Representative during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL Representative or its agents, representatives or designees and the ABL Representative shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the ABL Priority Collateral. The ABL Representative shall indemnify and hold harmless the Note Representative and the Note Creditors for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the ABL Representative and the ABL Creditors will not be liable for any diminution in the value of Note Priority Collateral caused by the absence of the ABL Priority Collateral therefrom. The ABL Representative and the Note Representative shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of Note Representative to show the Note Priority Collateral to prospective purchasers and to ready the Note Priority Collateral for sale. Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the ABL Representative from exercising any of its rights hereunder, then the Access Period granted to the ABL Representative under this Section 3.4 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.4. The Note Representative shall not foreclose or otherwise sell, remove or dispose of any of the Note Priority Collateral during the Access Period with respect to such Collateral if the ABL Representative (acting in good faith) informs the Note Representative in writing that such Collateral is reasonably necessary to enable the ABL Representative to convert, transport or arrange to sell the ABL Priority Collateral as described above.
     3.5 No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6 hereof, if any ABL Secured Party or Note Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any ABL Secured Party or Note Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Note Secured Party.
     3.6 Actions Upon Breach. (a) If any ABL Secured Party or Note Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral, such Loan Party, with the prior written consent of the ABL Representative or the Note Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party or Note Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.
     (b) Should any ABL Secured Party or Note Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any ABL Secured Party or Note Secured Party (in its own name or in the name of the relevant Loan Party), as applicable, or the relevant Loan Party, may obtain relief against such ABL Secured Party or Note Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the ABL Representative on behalf of each ABL Secured Party and the Note Representative on behalf of each Note Secured Party that (i) the ABL Secured Parties’ or Note Secured Parties’, as applicable, damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Note Secured Party or ABL Secured Party, as applicable, waives any defense that the Loan Parties and/or the Note Secured Parties and/or ABL Secured Parties, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages.
     SECTION 4. Application of Proceeds of Senior Collateral; Dispositions and Releases of Lien; Notices and Insurance.
     4.1 Application of Proceeds.
     (a) Application of Proceeds of Senior Collateral. The Senior Representative and Junior Representative hereby agree that all Senior Collateral, and all Proceeds thereof, received by either of them in connection with the collection, sale or disposition of Senior Collateral shall be applied, first, to the payment of costs and expenses (including reasonable attorneys fees and expenses and court costs) of the Senior Representative in connection with such Enforcement Action, second, to the payment of the Senior Obligations in accordance with the Senior Documents until the Senior Obligations Payment Date, third, to the payment of the Junior Obligations, to the extent such Senior Collateral also constitutes Junior Collateral, in accordance with the Junior Documents, and fourth, the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     All Proceeds of any sale of a Loan Party as a whole, or substantially all of the assets of any Loan Party where the consideration received is not allocated by type of asset, in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows under clause “second” above: first to the ABL Representative for application to the ABL Obligations in accordance with the terms of the ABL Documents, up to the amount of the book value of the ABL Priority Collateral disposed of in such sale or owned by such Loan Party (in the case of a sale of such Loan Party as a whole), second to the Note Representative for application to the Note Obligations in accordance with the terms of the Note Documents to the extent such Proceeds exceed the book value of the ABL Priority Collateral.

     (b) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the Senior Representative shall have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement.
     (c) Segregation of Collateral. Until the occurrence of the Senior Obligations Payment Date, any Senior Collateral that may be received by any Junior Secured Party in violation of this Agreement shall, to the extent practicable and in accordance with its normal practices, be segregated and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable).
     4.2 Releases of Liens. (a) (i) Upon any release, sale or disposition of ABL Priority Collateral permitted pursuant to the terms of the ABL Documents that results in the release of the ABL Lien (other than release of the ABL Lien due to the occurrence of the ABL Obligations Payment Date, and any release of the ABL Lien after the occurrence and during the continuance of any event of default under the Note Agreement) on any ABL Priority Collateral, the Note Lien on such ABL Priority Collateral (excluding any portion of the proceeds of such ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of ABL Priority Collateral is permitted pursuant to the terms of the Note Documents.
          (ii) Upon any release, sale or disposition of ABL Priority Collateral pursuant to any Enforcement Action that results in the release of the ABL Lien (other than release of the ABL Lien due to the occurrence of the ABL Obligations Payment Date) on any ABL Priority Collateral pursuant to any Enforcement Action, the Note Lien on such ABL Priority Collateral (excluding any portion of the proceeds of such ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such ABL Priority Collateral are applied in accordance with Section 4.1(a) (with, in the case of ABL Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).
          (iii) The Note Representative shall execute and deliver such release documents and instruments and shall take such further actions as the ABL Representative or the Borrower shall reasonably request in writing to evidence any release of the Note Lien described herein. The Note Representative hereby appoints the ABL Representative and any officer or duly authorized person of the ABL Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Note Representative and in the name of the Note Representative or in the ABL Representative’s own name, from time to time, in the ABL Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     (b) (i) Upon any release, sale or disposition of Note Priority Collateral permitted pursuant to the terms of the Note Documents that results in the release of the Note Lien (other than release of the Note Lien due to the occurrence of the Note Obligations Payment Date, and any release of the Note Lien after the occurrence and during the continuance of any event of default under the ABL Agreement) on any Note Priority Collateral, the ABL Lien on such Note Priority Collateral (excluding any portion of the proceeds of such Note Priority Collateral remaining after the Note Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of Note Priority Collateral is permitted pursuant to the terms of the ABL Documents.
          (ii) Upon any release, sale or disposition of Note Priority Collateral pursuant to any Enforcement Action that results in the release of the Note Lien (other than release of the Note Lien due to the occurrence of the Note Obligations Payment Date) on any Note Priority Collateral pursuant to any Enforcement Action, the ABL Lien on such Note Priority Collateral (excluding any portion of the proceeds of such Note Priority Collateral remaining after the Note Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such Note Priority Collateral are applied in accordance with Section 4.1(a) (with, in the case of Note Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).
          (iii) The ABL Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Note Representative or the Borrower shall request in writing to evidence any release of the ABL Lien described herein. The ABL Representative hereby appoints the Note Representative and any officer or duly authorized person of the Note Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Representative and in the name of the ABL Representative or in the Note Representative’s own name, from time to time, in the Note Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     4.3 Certain Real Property Notices; Insurance. (a) The Note Representative shall give the ABL Representative at least 30 days notice prior to commencing any Enforcement Action against any Real Property owned by any Loan Party at which ABL Priority Collateral is stored or otherwise located or to dispossess any Loan Party from such Real Property.
     (b) Proceeds of Collateral include insurance proceeds and therefore the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Representative and Note Representative shall be named as additional insureds and loss payees with respect to all insurance policies relating to Collateral. The ABL Representative shall have the sole and exclusive right, as against the Note Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Note Representative shall have the sole and exclusive right, as against the ABL Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Note Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Representative or the Note Representative, as the case may be, and each of the Note Representative and ABL Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

SECTION 5. Insolvency Proceedings.
     5.1 Filing of Motions. Until the Senior Obligations Payment Date has occurred, the Junior Representative agrees on behalf of itself and the other Junior Secured Parties that no Junior Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Senior Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Representative (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Junior Representative may (i) file a proof of claim in an Insolvency Proceeding, and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Junior Representative imposed hereby.
     5.2 Financing Matters. (a) If any Loan Party becomes subject to any Insolvency Proceeding in the United States at any time prior to the ABL Obligations Payment Date, and if the ABL Representative or the other ABL Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “ABL DIP Financing”), then the Note Representative agrees, on behalf of itself and the other Note Secured Parties, that each Note Secured Party (i) (x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on the grounds of a failure to provide “adequate protection” for the Note Representative’s Lien on the Collateral to secure the Note Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such ABL DIP Financing except as set forth in Section 5.4 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the Note Liens on any ABL Priority Collateral (A) to such ABL DIP Financing on the same terms as the ABL Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the ABL Secured Parties and (C) to any “carve-out” agreed to by the ABL Representative or the other ABL Secured Parties, so long as (x) the Note Representative retains their Lien on the Collateral to secure the Note Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Note Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such ABL DIP Financing is junior and subordinate to the Lien of the Note Representative on the Note Priority Collateral, (y) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Representative and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (z) if the ABL Representative receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, and such replacement or adequate protection Lien is on any of the Note Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the Note Priority Collateral (the “Note Post-Petition Assets”) is junior and subordinate to the Lien in favor of the Note Representative on the Note Priority Collateral and (2) the Note Representative also receives a replacement or adequate protection Lien on such Note Post-Petition Assets of the debtor to secure the Note Obligations. In no event will any of the ABL Secured Parties seek to obtain a priming Lien on any of the Note Priority Collateral and nothing contained herein shall be deemed to be a consent by Note Secured Parties to any adequate protection payments using Note Priority Collateral.

     (b) If any Loan Party becomes subject to any Insolvency Proceeding in the United States at any time prior to the Note Obligations Payment Date, and if the Note Representative or the other Note Secured Parties desire to consent (or not object) or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “Note DIP Financing”), then the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that each ABL Secured Party (i) (x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to such Note DIP Financing on the grounds of a failure to provide “adequate protection” for the ABL Representative’s Lien on the Collateral to secure the ABL Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such Note DIP Financing except as set forth in Section 5.4 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the ABL Liens on any Note Priority Collateral (A) to such Note DIP Financing on the same terms as the Note Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the Note Secured Parties and (C) to any “carve-out” agreed to by the Note Representative or the other Note Secured Parties, so long as (x) the ABL Representative retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such Note DIP Financing is junior and subordinate to the Lien of the ABL Representative on the ABL Priority Collateral, (y) all Liens on Note Priority Collateral securing any such Note DIP Financing shall be senior to or on a parity with the Liens of the Note Representative and the Note Secured Parties securing the Note Obligations on Note Priority Collateral and (z) if the Note Representative receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the Note Obligations, and such replacement or adequate protection Lien is on any of the ABL Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the ABL Priority Collateral (the “ABL Post-Petition Assets”) is junior and subordinate to the Lien in favor of the ABL Representative on the ABL Priority Collateral and (2) the ABL Representative also receives a replacement or adequate protection Lien on such ABL Post-Petition Assets of the debtor to secure the ABL Obligations. In no event will any of the Note Secured Parties seek to obtain a priming Lien on any of the ABL Priority Collateral, and nothing contained herein shall be deemed to be a consent by the ABL Secured Parties to any adequate protection payments using ABL Priority Collateral.
     (c) All Liens granted to the Note Representative or the ABL Representative in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.
     5.3 Relief From the Automatic Stay. Until the ABL Obligations Payment Date, the Note Representative agrees, on behalf of itself and the other Note Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any ABL Priority Collateral, without the prior written consent of the ABL Representative. Until the Note Obligations Payment Date, the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Note Priority Collateral, without the prior written consent of the Note Representative. In addition, neither the Note Representative nor the ABL Representative shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to the other, unless otherwise agreed by both the ABL Representative and the Note Representative.

     5.4 Adequate Protection. (a) The Note Representative, on behalf of itself and the other Note Secured Parties, agrees that, prior to the ABL Obligations Payment Date, so long as the ABL Representative and the other ABL Secured Parties comply with Section 5.4(b), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Representative or the other ABL Secured Parties for adequate protection of its interest in the Collateral or any adequate protection provided to the ABL Representative or the other ABL Secured Parties or (ii) any objection by the ABL Representative or any other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral or (iii) the payment of interest, fees, expenses or other amounts to the ABL Representative or any other ABL Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2. The Note Representative, on behalf of itself and the other Note Secured Parties, further agrees that, prior to the ABL Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the ABL Liens for costs or expenses of preserving or disposing of any ABL Priority Collateral. Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(a)(i)(y), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(a)(i)(x) and Section 5.3), in any Insolvency Proceeding, if the ABL Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes ABL Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any ABL DIP Financing or use of cash collateral, and the ABL Secured Parties do not object to the adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral the Note Representative, on behalf of itself and any of the Note Secured Parties, may, as adequate protection of their interests in the ABL Priority Collateral, seek or accept (and the ABL Representative and the ABL Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing on the same basis as the other Note Liens on the ABL Priority Collateral are so subordinated to the ABL Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL Secured Parties, provided, however, that the Note Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Note Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.
     (b) The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that, prior to the Note Obligations Payment Date, so long as the Note Representative and the other Note Secured Parties comply with Section 5.4(a), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Note Representative or the other Note Secured Parties for adequate protection of its interest in the Collateral or any adequate protection provided to the Note Representative or the other Note Secured Parties or (ii) any objection by the Note Representative or any other Note Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Note Representative or any other Note Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2. The ABL Representative, on behalf of itself and the other ABL Secured Parties, further agrees that, prior to the Note Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Note Liens for costs or expenses of preserving or disposing of any Note Priority Collateral. Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(b)(i)(y), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(b)(i)(x)

and Section 5.3), in any Insolvency Proceeding, if the Note Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Note Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the Note Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the ABL Representative, on behalf of itself and any of the ABL Secured Parties, may, as adequate protection of their interests in the Note Priority Collateral, seek or accept (and the Note Representative and the Note Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the Note Obligations on the same basis as the other ABL Liens on the Note Priority Collateral are so subordinated to the Note Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Note Secured Parties, provided, however, that the ABL Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the ABL Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.
     5.5 Avoidance Issues. If any Senior Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     5.6 Asset Dispositions in an Insolvency Proceeding. Neither the Junior Representative nor any other Junior Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Senior Collateral that is supported by the Senior Secured Parties, and the Junior Representative and each other Junior Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Senior Collateral supported by the Senior Secured Parties and to have released the Junior Liens on such assets.
     5.7 Other Matters. To the extent that the Senior Representative or any Senior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral on which it has a Junior Lien, such Senior Representative agrees, on behalf of itself and the other Senior Secured Parties, not to assert any of such rights without the prior written consent of the Junior Representative; provided that if requested by the Junior Representative, such Senior Representative shall timely exercise such rights in the manner requested by the Junior Representative, including any rights to payments in respect of such rights.
     5.9 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

SECTION 6. Note Documents and ABL Documents.
     (a) Each Loan Party and the Note Representative, on behalf of itself and the Note Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Note Documents in violation of this Agreement.
     (b) Each Loan Party and the ABL Representative, on behalf of itself and the ABL Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the ABL Documents in violation of this Agreement.
     (c) In the event the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Senior Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Security Document without the consent of or action by any Junior Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that, (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Junior Secured Parties and does not affect the Senior Secured Parties in a like or similar manner shall not apply to the Junior Security Documents without the consent of the Junior Representative, (iii) no such amendment, waiver or consent with respect to any provision applicable to the Junior Representative under the Junior Loan Documents shall be made without the prior written consent of the Junior Representative, (iv) notice of such amendment, waiver or consent shall be given to the Junior Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof and (v) such amendment, waiver or modification to the applicable Junior Security Documents shall be approved by the Borrower in writing.
SECTION 7. Purchase Options.
     7.1 Notice of Exercise. (a) Upon the occurrence and during the continuance of an “Event of Default” under the ABL Documents, if such Event of Default remains uncured or unwaived for at least sixty (60) consecutive days and the requisite ABL Lenders have not agreed to forbear from the exercise of remedies, all or a portion of the Note Creditors, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the ABL Representative to purchase all of the ABL Obligations from the ABL Secured Parties. Such notice from such Note Creditors to the ABL Representative shall be irrevocable.
     (b) Upon the occurrence and during the continuance of an “Event of Default” under the Note Documents, if such Event of Default remains uncured or unwaived for at least sixty (60) consecutive days and the Note Representative has not agreed to forbear from the exercise of remedies, all or a portion of the ABL Creditors, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the Note Representative to purchase all of the Note Obligations from the holders of the Notes. Such notice from such ABL Creditors to the Note Representative shall be irrevocable.
     7.2 Purchase and Sale. (a) On the date specified by the relevant Note Creditors in the notice contemplated by Section 7.1(a) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the ABL Representative of the notice of the relevant Note

Creditor’s election to exercise such option), the ABL Lenders shall sell to the relevant Note Creditors, and the relevant Note Creditors shall purchase from the ABL Lenders, the ABL Obligations, provided that, the ABL Representative and the ABL Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the ABL Documents but shall not retain any rights to the security therefor.
          (b) On the date specified by the relevant ABL Creditors in the notice contemplated by Section 7.1(b) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by Note Representative of the notice of the relevant ABL Creditor’s election to exercise such option), the holders of the Notes shall sell to the relevant ABL Creditors, and the relevant ABL Creditors shall purchase from the holders of the Notes, the Note Obligations, provided that, the Note Representative and the Note Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the Note Documents but shall not retain any rights to the security therefor.
     7.3 Payment of Purchase Price. Upon the date of such purchase and sale, the relevant Note Creditors or the relevant ABL Creditors, as applicable, shall (a) pay to the ABL Representative for the benefit of the ABL Lenders (with respect to a purchase of the ABL Obligations) or to the Note Representative for the benefit of the holders of the Notes (with respect to a purchase of the Note Obligations) as the purchase price therefor the full amount of all the ABL Obligations or Note Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, termination or similar fees), (b) with respect to a purchase of the ABL Obligations, furnish cash collateral to the ABL Representative in a manner and in such amounts as the ABL Representative determines is reasonably necessary to secure the ABL Representative, the ABL Secured Parties, letter of credit issuing banks and applicable affiliates in connection with any issued and outstanding letters of credit, hedging obligations and cash management obligations secured by the ABL Documents, (c) with respect to a purchase of the ABL Obligations, agree to reimburse the ABL Representative, the ABL Secured Parties and letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations, and/or as to which the ABL Representative has not yet received final payment, (d) agree to reimburse the ABL Secured Parties or the Note Secured Parties, as applicable, and with respect to a purchase of the ABL Obligations letter of credit issuing banks, in respect of indemnification obligations of the Loan Parties under the ABL Documents or the Note Documents, as applicable, as to matters or circumstances known to the ABL Representative or the Note Representative, as applicable, at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the ABL Secured Parties, the Note Secured Parties or letter of credit issuing banks, as applicable, and (e) agree to indemnify and hold harmless the ABL Secured Parties or the Note Secured Parties, as applicable, and with respect to a purchase of the ABL Obligations letter of credit issuing banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the ABL Obligations or the Note Obligations, as applicable, as a direct result of any acts by any Note Secured Party or any ABL Secured Party, as applicable, occurring after the date of such purchase. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account in New York, New York as the ABL Representative or the Note Representative, as applicable, may designate in writing for such purpose.
     7.4 Limitation on Representations and Warranties. Such purchase shall be expressly made without representation or warranty of any kind by any selling party (or the ABL Representative or the

Note Representative, as applicable) and without recourse of any kind, except that the selling party shall represent and warrant: (a) the amount of the ABL Obligations or Note Obligations, as applicable, being purchased from it, (b) that such ABL Secured Party or Note Secured Party, as applicable, or the Borrower owns the ABL Obligations or Note Obligations, as applicable, free and clear of any Liens or encumbrances and (c) that such ABL Secured Party or Note Secured Party, as applicable, has the right to assign such ABL Obligations or Note Obligations, as applicable, and the assignment is duly authorized.
SECTION 8. Reliance; Waivers; etc.
     8.1 Reliance. The ABL Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Note Representative, on behalf of it itself and the other Note Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the ABL Representative and the other ABL Secured Parties. The Note Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The ABL Representative, on behalf of itself and the other ABL Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the Note Representative and the other Note Secured Parties.
     8.2 No Warranties or Liability. The Note Representative and the ABL Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Note Document. Except as otherwise provided in this Agreement, the Note Representative and the ABL Representative will be entitled to manage and supervise the respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     8.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the ABL Documents or the Note Documents.
     SECTION 9. Obligations Unconditional. All rights, interests, agreements and obligations hereunder of the Senior Representative and the Senior Secured Parties in respect of any Collateral and the Junior Representative and the Junior Secured Parties in respect of such Collateral shall remain in full force and effect regardless of:
     (a) any lack of validity or enforceability of any Senior Document or any Junior Document and regardless of whether the Liens of the Senior Representative and Senior Secured Parties are not perfected or are voidable for any reason;
     (b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or any refinancing, whether by course of conduct or otherwise, of the terms of any Senior Document or any Junior Document;
     (c) any exchange, release or lack of perfection of any Lien on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

     (d) the commencement of any Insolvency Proceeding in respect of any Loan Party; or
     (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of any Secured Obligation or of any Junior Secured Party in respect of this Agreement.
SECTION 10. Miscellaneous.
     10.1 Rights of Subrogation. The Note Representative, for and on behalf of itself and the Note Secured Parties, agrees that no payment to the ABL Representative or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Note Representative or any Note Secured Party to exercise any rights of subrogation in respect thereof until the ABL Obligations Payment Date. Following the ABL Obligations Payment Date, the ABL Representative agrees to execute such documents, agreements, and instruments as the Note Representative or any Note Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Representative are paid by such Person upon request for payment thereof. The ABL Representative, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Note Representative or any Note Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Representative or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Note Obligations Payment Date. Following the Note Obligations Payment Date, the Note Representative agrees to execute such documents, agreements, and instruments as the ABL Representative or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Note Obligations resulting from payments to the Note Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Note Representative are paid by such Person upon request for payment thereof.
     10.2 Further Assurances. Each of the Note Representative and the ABL Representative will, at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Representative or the Note Representative to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 10.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 10.2.
     10.3 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Note Document, the provisions of this Agreement shall govern; provided, however, the rights, benefits, privileges, indemnities and protections of the Note Representative as Collateral Agent under the Note Security Documents shall apply to this Agreement.
     10.4 Continuing Nature of Provisions. Subject to Section 5.5, this Agreement shall continue to be effective, and shall not be terminable by any party hereto, until the earlier of (i) the ABL Obligations Payment Date and (ii) the Note Obligations Payment Date; provided that if a Replacement ABL Agreement or Replacement Note Agreement, as applicable, is entered into following such termination, the relevant Secured Parties agree to, upon the request of any Loan Party, restore this Agreement on the terms and conditions set forth herein until the earlier to occur of the next following ABL Obligations Payment Date or Note Obligations Payment Date. This is a continuing agreement and the ABL Secured Parties and the Note Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof. In furtherance of the foregoing:
     (a) Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into entered into a Replacement ABL Agreement (which notice shall include the identity of the new ABL Representative), the Note Representative shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new ABL Representative shall reasonably request in order to provide to the new ABL Representative the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new ABL Representative any ABL Priority Collateral held by it, together with any necessary endorsements (or otherwise allow the new ABL Representative to obtain control of such ABL Priority Collateral), and (iii) take such other actions as the Loan Parties or the new ABL Representative may reasonably request to provide the new ABL Representative or the applicable the ABL Creditors the benefits of this Agreement. The new ABL Representative shall agree in a writing addressed to the Note Representative to be bound by the terms of this Agreement, and
     (b) Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into entered into a Replacement Note Agreement (which notice shall include the identity of the new Note Representative, if applicable), the ABL Representative shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new Note Representative shall reasonably request in order to provide to the new Note Representative or the applicable new Note Secured Parties the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new Note Representative any Note Priority Collateral held by it together with any necessary endorsements (or otherwise allow the new Note Representative to obtain control of such Note Priority Collateral), and (iii) take such other actions as the Loan Parties or the new Note Representative may reasonably request to provide the new Note Representative the benefits of this Agreement. The new Note Representative shall agree in a writing addressed to the ABL Representative to be bound by the terms of this Agreement.
     10.5 Amendments; Waivers. (a) No amendment or modification of or supplement to any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the ABL Representative and the Note Representative, and, in the cases of amendments or modifications of or supplements to this Agreement that directly or indirectly affect the rights or duties of any Loan Party, including amendments or modifications of Sections 2.6(b), 3.5, 3.6, 4.2, 6, 10.4, 10.5, 10.7 or 10.8 that indirectly or directly affect the rights or duties of any Loan Party, such Loan Party. The ABL Representative and the Note Representative shall notify the Borrower at the address specified in the signature pages to this Agreement of any amendment or modification of or supplement to any provisions of this Agreement which does not need to be signed by a Loan Party and provide the Borrower with a copy of such amendment, modification or supplement.
     (b) It is understood that the ABL Representative and the Note Representative, without the consent of any other ABL Secured Party or Note Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become ABL Obligations or Note Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes ABL Obligations or Note Obligations, provided, that such Additional Debt is permitted to be incurred by the ABL Agreement and Note Agreement then extant, and is permitted by such agreements to be subject to the provisions of this Agreement as ABL Obligations or Note Obligations, as applicable.
     (c) Notwithstanding the terms of Section 10.5(a) and (b), in the event that the Note Representative does not take the actions contemplated by Section 10.4(a)(i) in connection with any permitted Additional Debt within 10 days after the delivery of a written request to do so, the ABL Representative, without the consent of the Note Representative, may modify this Agreement (which modification may take the form of an amendment and restatement of this Agreement) for the purpose of having any Replacement ABL Agreement or Additional Debt of any of the Loan Parties become ABL Obligations under this Agreement, which agreement shall specify that such Replacement ABL Agreement or Additional Debt constitutes ABL Obligations, provided, that such Additional Debt is permitted to be incurred pursuant to each Note Agreement then extant, and is permitted by such agreements (as determined by the ABL Representative in good faith and certified by an officer of the Borrower to the Note Representative) to be subject to the provisions of this Agreement as ABL Obligations, as applicable.
     (d) Notwithstanding the terms of Section 10.5(a) and (b), in the event that the ABL Representative does not take the actions contemplated by Section 10.4(b)(i) in connection with any permitted Additional Debt within 10 days after the delivery of a written request to do so, the Note Representative, without the consent of the ABL Representative, may modify this Agreement (which modification may take the form of an amendment and restatement of this Agreement) for the purpose of having any Replacement Note Agreement or Additional Debt of any of the Loan Parties become Note Obligations under this Agreement, which agreement shall specify that such Replacement Note Agreement or Additional Debt constitutes Note Obligations, provided, that such Additional Debt is permitted to be incurred pursuant to each ABL Agreement then extant, and is permitted by such agreements (as determined by the Note Representative in good faith and certified by an officer of the Borrower to the ABL Representative) to be subject to the provisions of this Agreement as Note Obligations, as applicable.
     10.6 Information Concerning Financial Condition of the Loan Parties. Each of the Note Representative and the ABL Representative hereby assume responsibility for keeping itself informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Note Obligations. The Note Representative and the ABL Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances (except as otherwise provided in the ABL Documents and Note Documents). In the event the Note Representative or the ABL Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.
     10.7 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     10.8 Submission to Jurisdiction; JURY TRIAL WAIVER. (a) Each ABL Secured Party, each Note Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any ABL Secured Party or Note Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.
     (b) Each ABL Secured Party, each Note Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     (d) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.9 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the ABL Secured Parties and Note Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.
     10.11 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     10.12 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     10.13 Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any ABL Secured Party or any Note Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the ABL Documents or the Note Documents, as applicable, or to demand payment under any guarantee in respect thereof.
     10.14 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     10.15 Additional Loan Parties. Borrower shall cause each Person that becomes a Loan Party after the date hereof to become a party to this Agreement by execution and delivery by such Person of a Joinder Agreement in the form of Annex 1 hereto.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as ABL Representative for and on behalf of the ABL Secured Parties

By:
Name:
Title:

Address for Notices:

JPMorgan Chase Bank, N.A.
2200 Ross Avenue
TX1-2921
Dallas, TX 75201
Attention: Christy West
Facsimile No: (214) 965-2594

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Patrick Ryan
Facsimile No: (212) 455-2502

U.S. BANK NATIONAL ASSOCIATION, as Note Representative for and on behalf of the Note Secured Parties

By:

Name:
Title:

Address for Notices:
U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292
Attention: Rick Prokosch
Facsimile No: (651) 495-8097

EASTON-BELL SPORTS, INC., a Delaware corporation

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

ALL AMERICAN SPORTS CORPORATION
BELL RACING COMPANY
BELL SPORTS CORP.
MACMARK CORPORATION
RIDDELL SPORTS GROUP, INC.
RIDMARK CORPORATION
EQUILINK LICENSING, LLC
BELL SPORTS, INC.
EASTON SPORTS, INC.
CDT NEVADA, INC.
EASTON SPORTS ASIA, INC.
RIDDELL, INC.
BELL CHINA INVESTMENTS, INC.

By:
Name:
Title:

ANNEX 1
JOINDER AGREEMENT
          THIS JOINDER AGREEMENT (this “Agreement”), dated as of ___, 20___, is executed by                     , a                      (the “New Subsidiary”) in favor of JPMORGAN CHASE BANK, N.A. (“ABL Representative”) and U.S. BANK NATIONAL ASSOCIATION (“Note Representative”), in their capacities as ABL Representative and Note Representative, respectively, under that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of December 3, 2009 among the ABL Representative, the Note Representative, Easton-Bell Sports, Inc., as borrower, and each of the other Loan Parties party thereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Intercreditor Agreement.
          The New Subsidiary, for the benefit of the ABL Representative and the Note Representative, hereby agrees as follows:
          1. The New Subsidiary hereby acknowledges the Intercreditor Agreement and acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Intercreditor Agreement and shall have all of the obligations of a Loan Party thereunder as if it had executed the Intercreditor Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Intercreditor Agreement.
          2. The address of the New Subsidiary for purposes of Section 10.09 of the Intercreditor Agreement is as follows:

          3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE NEW SUBSIDIARY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title: